UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PAETEC Holding Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PAETEC HOLDING CORP.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 27, 2010

To our stockholders:

PAETEC Holding Corp. (“PAETEC”) will hold its 2010 annual meeting of stockholders on Thursday, May 27, 2010, at 9:30 a.m., Eastern Time, at SAP Americas, 3999 West Chester Pike, Newtown Square, Pennsylvania 19073. At the annual meeting, holders of PAETEC common stock will be asked to:

1.	consider and vote upon a proposal to elect as directors of PAETEC the three nominees specified in the accompanying proxy statement;

2.	consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as PAETEC’s independent registered public accounting firm for the 2010 fiscal year; and

3.	consider and take action upon any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Only holders of record of shares of PAETEC common stock at the close of business on April 1, 2010, which is the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting.

This year, your broker or bank will not be permitted to vote on your behalf on the election of directors unless you provide specific direction by following the instructions provided to you in your notice of Internet availability of proxy materials or in your proxy card (if you received one). For your vote to be counted, you will need to communicate your voting decision to your broker or bank before the date of the annual meeting.

All stockholders are cordially invited to attend this meeting. You must bring with you a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the annual meeting.

Your vote is important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote at your earliest convenience either over the Internet, by completing, signing and returning by mail a proxy card (if you received one), or by telephone. Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you decide to attend.

By order of the board of directors,

Mary K. O’Connell
Secretary

Dated: April 15, 2010

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING IN YOUR NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR IN YOUR PROXY CARD (IF YOU RECEIVED ONE). IF YOU HAVE QUESTIONS ABOUT THE PROPOSAL OR ABOUT VOTING YOUR SHARES, PLEASE CALL INVESTOR RELATIONS TOLL-FREE AT (866) 269-1663.

PAETEC HOLDING CORP.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

Annual Meeting of Stockholders

May 27, 2010

PROXY STATEMENT

GENERAL INFORMATION

PAETEC Holding Corp. is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors for use at PAETEC’s 2010 annual meeting of stockholders to be held at SAP Americas, 3999 West Chester Pike, Newtown Square, Pennsylvania 19073 on Thursday, May 27, 2010, at 9:30 a.m., Eastern Time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

Unless the context indicates otherwise, the terms “PAETEC” and “PAETEC Holding” in this proxy statement refer to PAETEC Holding Corp.

Important Notice Regarding Availability of Proxy Materials

Under the rules of the Securities and Exchange Commission, or the “SEC,” we are furnishing proxy materials to our stockholders on the Internet, rather than mailing to each stockholder paper copies of the materials (including, for this purpose, our 2009 annual report on Form 10-K, which serves as our 2009 annual report to stockholders). As a result, unless you previously elected to receive paper copies of these materials or request them this year, you will not receive paper copies of the materials. We are sending to our stockholders of record (other than those that previously elected to receive paper copies) a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” and which will instruct you on how you may access and review the proxy materials over the Internet. The Notice also will instruct you on how you may vote your shares. Brokerage firms and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. If you would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

The Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about April 15, 2010.

This proxy statement and our 2009 annual report to stockholders are available at:

www.amstock.com/proxyservices/viewmaterials.asp?CoNumber=25443

Important Notice Regarding Voting for Directors

If you hold your shares through a broker, bank or other financial institution, the SEC has approved a New York Stock Exchange rule that changes the manner in which your vote on the election of directors will be handled at our 2010 annual meeting of stockholders.

Stockholders who hold PAETEC shares through a broker, bank or other institution receive instructions on how to vote their shares before each stockholder meeting. In the past, if you did not follow the instructions provided to you to submit your proxy before the annual meeting, your broker was allowed to vote on your behalf on the election of directors and other matters considered to be routine.

This year, your broker will not be permitted to vote on your behalf on the election of directors unless you submit a proxy by following the instructions provided to you to in the Notice or in your proxy card (if you received one). For your vote to be counted, you will need to communicate your voting decision to your broker, bank or other institution before the date of the annual meeting.

Voting Eligibility

Who May Vote. The PAETEC board of directors has fixed the close of business on April 1, 2010 as the record date for the annual meeting. Only holders of record of shares of PAETEC common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting. Each stockholder is entitled to one vote at the annual meeting for each share of PAETEC common stock held by the stockholder at the close of business on the record date.

Difference Between a Stockholder of Record and a “Street Name” Holder. If your shares are registered with our transfer agent and registrar in your name, you are a stockholder of record with respect to those shares.

If your shares are held for you in a brokerage, bank or other institutional account, then the broker, bank or other institution is considered to be the stockholder of record with respect to those shares. However, you are considered the “beneficial owner” of those shares, which are said to be held in “street name.” Street name holders generally may not submit a proxy or vote their shares directly and must instead instruct the bank, broker or other institutional holder how to vote their shares using the methods described below.

Voting Procedure and Revocability of Proxies

You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy over the Internet or by telephone or mail. The method of voting by proxy differs depending on (1) whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) whether your shares are held by you as a record holder or your shares are held in “street name.”

Voting by Internet, Telephone or Mail. If you hold your shares as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet or by telephone by following the instructions on the web site referred to in the Notice previously mailed to you. You may request a paper copy of the proxy statement and proxy card by following the instructions on the Notice.

If you hold your shares as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card that was included with the proxy statement, or you may vote by completing, dating and signing the proxy card and promptly returning it in the pre-addressed, postage-paid envelope provided to you.

If you hold your shares in street name, you will receive a notice from your broker, bank or other institution holding the shares that includes instructions on how to vote your shares. Your broker, bank or other institution will allow you to deliver your voting instructions over the Internet. In addition, you may request paper copies of the proxy statement and proxy card from your broker or other record holder by following the instructions on the notice it has provided to you.

Stockholders who submit a proxy over the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who submit a proxy over the Internet or by telephone need not return a proxy card or the form forwarded to them by their broker or bank by mail.

Voting in Person at the Annual Meeting. All stockholders of record may vote in person at the meeting.

Street name holders may vote in person at the meeting if they have a legal proxy. You will need to ask your broker or bank for a legal proxy and bring the legal proxy with you to the meeting. You will not be able to vote your shares at the meeting without a legal proxy. If you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

Changing Your Vote. If you hold your shares as a record holder and submit a proxy, you may revoke that proxy at any time before it is voted at the annual meeting. Stockholders of record may revoke a proxy prior to the annual meeting by (1) delivering a written notice of revocation to the attention of the Secretary of PAETEC at One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450, (2) duly submitting a later-dated proxy over the Internet, by mail, or by telephone or (3) attending the annual meeting in person and voting in person. Attendance at the meeting itself will not be effective to revoke a previously submitted proxy.

If your shares are held in the name of a broker, bank or other institution, you may change your voting instructions by following the instructions of your broker, bank or other record holder.

If You Receive More Than One Notice or Proxy Card. If you receive more than one Notice or proxy card, you hold shares that are registered in more than one account. To ensure that all of your shares are voted, submit one proxy for each Notice or proxy card that you receive.

Assistance With Voting. If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the annual meeting, please call Investor Relations toll-free at (866) 269-1663.

Attendance at the Annual Meeting

You must bring with you a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the annual meeting. The purpose of this requirement is to help us verify that you are a stockholder of PAETEC.

Shares Represented by a Proxy

Shares represented by a properly executed proxy, if the proxy is received in time and is not revoked, will be voted at the annual meeting in accordance with the instructions indicated in the proxy. If no instructions are indicated, such shares will be voted “FOR” approval of each proposal listed on the proxy. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Management is not aware of any other matters that are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, including a proposal to adjourn or postpone the annual meeting to permit PAETEC to solicit additional proxies in favor of any proposal, the persons named in the proxy will vote on such matter in their own discretion.

Shares Outstanding, Quorum and Vote Required

As of April 1, 2010, there were 145,739,948 shares of PAETEC common stock outstanding and entitled to vote at the annual meeting. The holders of a majority of the shares of PAETEC common stock issued and outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspector of election appointed for the annual meeting, who will determine whether or not a quorum is present. Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting.

Assuming a quorum is present at the annual meeting, election of the three nominees to the board of directors in accordance with Proposal 1 will require a plurality of the votes cast of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Assuming a quorum is present at the annual meeting, ratification of the appointment of Deloitte & Touche LLP as PAETEC’s independent registered public accounting firm for the 2010 fiscal year in accordance with Proposal 2 will require the affirmative vote of the holders of a majority of the shares of PAETEC common stock present in person or represented by proxy at the annual meeting and entitled to vote on this proposal. An abstention from voting on this proposal will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of the vote on this proposal.

Broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the exchanges and other self-regulatory organizations of which the broker-dealers are members, vote the shares of their customers on routine proposals when they have not received instructions from the customer. Under these rules, brokers may not vote shares of their customers on non-routine matters, such as the election of directors, without instructions from their customers. A “broker non-vote” occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

Recommendation of the Board of Directors

The PAETEC board of directors unanimously recommends that PAETEC stockholders vote “FOR” the election of each nominee to the board of directors and “FOR” approval of the ratification of the appointment of Deloitte & Touche LLP as PAETEC’s independent registered public accounting firm for the 2010 fiscal year.

Proxy Solicitation

PAETEC is soliciting proxies for the annual meeting from PAETEC’s stockholders. We will pay the cost of this proxy solicitation. In addition to the mailing of the Notice and proxy solicitation materials, our directors, officers and employees, who will not receive any additional compensation for their services, may solicit proxies personally, by e-mail or other electronic means or by telephone. We also have made arrangements with brokerage firms, banks, custodians, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. We will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such materials.

A list of stockholders entitled to vote at the annual meeting will be open for examination by any PAETEC stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at PAETEC’s principal executive offices at One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450, and at the time and place of the meeting during the entire time of the meeting.

Annual Report to Stockholders and Other Materials

The Notice of Internet Availability of Proxy Materials, notice of annual meeting, this proxy statement and PAETEC’s annual report on Form 10-K for the 2009 fiscal year, which will constitute PAETEC’s annual report to stockholders for 2009, have been made available to all stockholders entitled to notice of, and to vote at, the annual meeting. You may request a paper or electronic copy of these materials by following the directions on the Notice or by writing to PAETEC Holding Corp., One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450, Attention: Secretary. The annual report to stockholders does not constitute proxy soliciting material.

PAETEC is required to file an annual report on Form 10-K for the 2009 fiscal year, which we refer to as our “2009 Form 10-K,” with the SEC. Stockholders may obtain, free of charge, a copy of the 2009 Form 10-K, without exhibits, by writing to PAETEC Holding Corp., One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450, Attention: Secretary. The 2009 Form 10-K is also available through PAETEC’s web site at www.paetec.com. The 2009 Form 10-K does not constitute proxy soliciting material.

SECURITY OWNERSHIP

The following table presents information regarding the beneficial ownership of PAETEC common stock as of April 1, 2010 by:

•	each of PAETEC’s directors;

•	each director nominee;

•	PAETEC’s Chief Executive Officer, its Chief Financial Officer and the other executive officers named in the Summary Compensation Table under “Executive Compensation”;

•	all directors and executive officers of PAETEC as a group; and

•	each person known by PAETEC to own beneficially more than 5% of PAETEC’s common stock.

The following information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of that class as to which a person, directly or indirectly, has or shares voting power or investment power as of that date and also any shares as to which a person has the right to acquire sole or shared voting or investment power as of or within 60 days after that date through the exercise of any stock option, warrant or other right, without regard to whether the right expires before the end of the 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of those persons may be deemed to be the beneficial owners of the securities. Information with respect to persons other than the holders listed in the table below that share beneficial ownership with respect to the securities shown is set forth following the table.

As of April 1, 2010, there were 145,739,948 shares of PAETEC common stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Executive Officers, Directors and Director Nominees:
Richard T. Aab	8,368,543	5.7
Edward J. Butler, Jr.	1,150,934	*
Arunas A. Chesonis	8,559,451	5.9
Shelley Diamond	22,082	*
H. Russell Frisby, Jr.	104,625	*
Tansukh V. Ganatra	2,401,427	1.6
Michael C. Mac Donald	66,333	*
William R. McDermott	51,764	*
Robert D. Moore, Jr.	271,735	*
Alex Stadler	108,716	*
Keith M. Wilson	1,258,440	*
Laurie Zaucha	28,814	*
Mark Zupan	148,389	*
All directors and executive officers as a group (16 persons)	23,065,958	15.5
Other Stockholders:
BlackRock, Inc.	8,816,771	6.0
Columbia Wanger Asset Management, L.P.	15,626,350	10.7
FMR LLC	11,559,902	7.9
Wayzata Investment Partners LLC	12,765,475	8.8
Wells Fargo & Company	8,728,065	6.0

*	Represents beneficial ownership of less than 1%.

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by the person, which includes the number of shares as to which the person has the right to acquire voting or investment power as of or within 60 days after such date, by the sum of the number of shares outstanding as of the date plus the number of shares as to which the person has the right to acquire voting or investment power as of or within 60 days after such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

The information concerning Mr. Aab is based on PAETEC’s records and on information filed with the SEC on Schedule 13D/A on December 17, 2009. Mr. Aab reports that the shares of common stock shown as beneficially owned by him include shares held by Melrich Associates, L.P., for which Mr. Aab and his wife are the sole general partners and share voting and investment power, and 800,139 shares issuable upon the exercise of stock options and warrants that are exercisable as of or within 60 days after April 1, 2010. Mr. Aab’s address is c/o PAETEC Holding Corp., One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450.

The shares of common stock shown as beneficially owned by Mr. Butler include 94,930 shares issuable upon exercise of stock options that are exercisable as of or within 60 days after April 1, 2010.

The information concerning Mr. Chesonis is based on PAETEC’s records and on information filed with the SEC on Schedule 13D/A on December 17, 2009. The shares of common stock shown as beneficially owned by Mr. Chesonis include 528,535 shares issuable upon exercise of stock options that are exercisable as of or within 60 days after April 1, 2010. Mr. Chesonis’s address is c/o PAETEC Holding Corp., One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450.

The shares of common stock shown as beneficially owned by Ms. Diamond include 20,416 shares issuable upon the exercise of stock options that are exercisable as of or within 60 days after April 1, 2010.

The shares of common stock shown as beneficially owned by Mr. Frisby include 97,959 shares issuable upon the exercise of stock options that are exercisable as of or within 60 days after April 1, 2010.

The shares of common stock shown as beneficially owned by Mr. Ganatra include 342,500 shares as to which Mr. Ganatra has sole voting and investment power through a stock control agreement with his son, 235,000 shares as to which Mr. Ganatra has sole voting and investment power through a stock control agreement with his wife, 1,700,000 shares held in charitable remainder trusts for which Mr. Ganatra has sole voting and investment power and 9,332 shares issuable upon the exercise of stock options that are exercisable as of or within 60 days after April 1, 2010.

The shares of common stock shown as beneficially owned by Mr. Mac Donald include 7,333 shares issuable upon the exercise of stock options that are exercisable as of or within 60 days after April 1, 2010.

The shares of common stock shown as beneficially owned by Mr. McDermott include 41,098 shares issuable upon the exercise of stock options that are exercisable as of or within 60 days after April 1, 2010.

The shares of common stock shown as beneficially owned by Mr. Moore include 76,656 shares issuable upon the exercise of stock options that are exercisable as of or within 60 days after April 1, 2010.

The shares of common stock shown as beneficially owned by Mr. Stadler include 105,383 shares issuable upon the exercise of stock options that are exercisable as of or within 60 days after April 1, 2010.

The shares of common stock shown as beneficially owned by Mr. Wilson include 684,148 shares issuable upon the exercise of stock options that are exercisable as of or within 60 days after April 1, 2010.

The shares of common stock shown as beneficially owned by Ms. Zaucha include 24,000 shares issuable upon the exercise of stock options that are exercisable as of or within 60 days after April 1, 2010.

The shares of common stock shown as beneficially owned by Mr. Zupan include 135,057 shares issuable upon the exercise of stock options that are exercisable as of or within 60 days after April 1, 2010.

The shares of common stock shown as beneficially owned by all directors and executive officers as a group include 2,785,659 shares issuable upon the exercise of stock options and warrants that are exercisable as of or within 60 days after April 1, 2010.

The information concerning BlackRock, Inc. is based on information filed with the SEC on Schedule 13G on January 29, 2010. BlackRock, Inc. reports sole dispositive and sole voting power over all of the shares shown. BlackRock, Inc.’s address is 40 East 52nd Street, New York, New York 10022.

The information concerning Columbia Wanger Asset Management, L.P. is based on information filed with the SEC on Schedule 13G/A on February 11, 2010. Columbia Wanger Asset Management, L.P. reports that it has sole dispositive power over all of the shares shown and sole voting power over 14,602,000 of the shares shown. The shares shown include shares held by Columbia Acorn Trust, a Massachusetts business trust advised by the reporting person. Columbia Wanger Asset Management, L.P.’s address is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

The information concerning FMR LLC, or “FMR,” is based on information filed with the SEC on Schedule 13G/A on February 16, 2010. FMR reports that the shares of common stock shown as beneficially owned by it include 11,559,902 shares beneficially owned by Fidelity Management & Research Company, or “Fidelity,” a wholly-owned subsidiary of FMR, as a result of Fidelity’s service as investment adviser to various investment companies. Edward C. Johnson, III, the Chairman of FMR, and FMR, through its control of Fidelity and the unnamed Fidelity investment companies, each has sole power to dispose of the shares owned by the investment companies. Members of the family of Mr. Johnson are the principal owners of FMR and may be deemed to be a controlling group with respect to FMR for purposes of the Investment Company Act of 1940. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by any investment company, which power resides with such investment company’s board of trustees. Pyramis Global Advisors Trust Company, an indirect, wholly-owned subsidiary of FMR, is the beneficial owner of 301,940 shares of common stock as a result of its service as investment manager of institutional accounts owning such shares. Mr. Johnson and FMR each has sole dispositive power over 301,940 shares of common stock and sole power to vote or direct the voting of 301,940 shares of common stock owned by institutional accounts managed by Pyramis Global Advisors Trust Company. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

The information concerning Wayzata Investment Partners LLC, or “Wayzata,” is based on information filed with the SEC on Schedule 13G/A on February 16, 2010. Wayzata serves as an investment adviser to Wayland Distressed Opportunities Fund I-B, LLC, Wayland Distressed Opportunities Fund I-C, LLC, Wayzata Opportunities Fund, LLC and Wayzata Opportunities Fund Offshore, L.P. Wayzata and Patrick J. Halloran, an individual who serves as the managing member of Wayzata, report that they share voting and dispositive power over all of the shares shown. Wayzata and Mr. Halloran disclaim beneficial ownership of the shares owned by the funds which they manage. The address for Wayzata and Mr. Halloran is 701 East Lake Street, Suite 300, Wayzata, Minnesota 55391.

The information concerning Wells Fargo & Company is based on information filed with the SEC on Schedule 13G/A on January 25, 2010 on behalf of Wells Fargo & Company and of its subsidiaries, Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Wells Fargo Bank, National Association, Evergreen Investment Management Company, LLC., Wells Fargo Advisors, LLC., and Wachovia Bank, National Association. Wells Fargo & Company reports that, of the shares shown, it has sole dispositive power over 7,567,840 shares, shared dispositive power over 111,300 shares and sole voting power over 6,544,972 shares. Wells Fargo & Company’s address is 420 Montgomery Street, San Francisco, California 94104.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election as Directors

As Proposal 1 for the annual meeting, stockholders of PAETEC are asked to consider and vote upon a proposal to elect three nominees to PAETEC’s board of directors.

PAETEC’s certificate of incorporation provides that the board of directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The terms of office of the three current classes of directors expire at this annual meeting with respect to the Class I directors, at the annual meeting of stockholders in 2011 with respect to the Class II directors and at the annual meeting of stockholders in 2012 with respect to the Class III directors. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

PAETEC’s board of directors has nominated Shelley Diamond, H. Russell Frisby and Michael C. Mac Donald for election as Class I directors, with a three-year term that will expire at the annual meeting of stockholders in 2013. Each of the three nominees currently serves as a Class I director. Ms. Diamond was appointed to the board of directors in 2009 upon the recommendation of one of PAETEC’s independent directors. The foregoing nominations were recommended and approved by a majority of PAETEC’s directors who qualify as independent directors under the Marketplace Rules of The NASDAQ Stock Market LLC, on which PAETEC’s common stock is listed.

Approval of Nominees

Assuming a quorum is present at the annual meeting, election of the three nominees to the board of directors will require a plurality of the votes cast of the shares present in person or represented by proxy at the annual meeting. Votes may be cast in favor of or withheld with respect to any or all of the nominees. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy for the election of each of the nominees. If any nominee should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the board of directors may nominate. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

The PAETEC board of directors unanimously recommends that PAETEC stockholders vote “FOR” the election of each nominee to the board of directors.

Director Qualifications

We believe that individuals who serve on our board of directors should demonstrate the requisite intelligence, business acumen and experience to make a significant contribution to PAETEC; should display maturity of judgment and have the highest ethical character; should not present conflicts of interest that might impede proper performance; should have sufficient time to devote to board matters; should exhibit the ability to work effectively and collegially with other board members; and should be committed to building long-term stockholder value. We seek board members that represent a diversity of professional viewpoints, background and experience in areas that are relevant to our activities. We identify and describe below some of the key experience, qualifications, attributes and skills our directors bring to the board that are important in light of our business and structure.

•

Leadership experience. We seek directors who possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. We believe that individuals with long-term experience in significant leadership positions are likely to provide the vision and insight that our industry and our company demand. Such individuals demonstrate an in-depth and practical understanding of strategy, technology, risk management and the methods to drive efficiency and growth. Through their current or former service as top leaders at other organizations, they are able to provide deep market and operational knowledge and have cultivated professional relationships that benefit our company.

•

Industry experience. We seek directors with experience as senior executives or directors, or in other leadership positions, in the communications industry. A sophisticated understanding of the competitive, technological and regulatory issues confronting our business is critical to our success.

•

Finance experience. We believe that all directors should possess an understanding of finance and related reporting processes. We also seek directors who qualify as “audit committee financial experts,” as the term is defined in the SEC’s rules.

•

Operational experience. We seek directors who have operational expertise as well as experience in the areas of sales, marketing and business development, particularly in connection with large businesses.

The experience, qualifications, attributes and skills which led the board of directors to conclude that each incumbent director and each nominee for director should serve on the board are included in the individual biographies set forth below.

Information Regarding Nominees and Continuing Directors

The following presents information as of April 1, 2010 concerning each nominee for election at the annual meeting and each director continuing in office after the annual meeting.

Nominees for Election as Class I Directors With Three-Year Terms

to Expire in 2013

Name	Age	Director Since
Shelley Diamond	56	2009
H. Russell Frisby	59	2007
Michael C. Mac Donald	57	2007

Shelley Diamond was appointed to the PAETEC Holding board of directors on March 6, 2009. She has served since December 2009 as the Global Managing Partner for Young and Rubicam, or “Y&R,” an advertising agency, responsible for several large, multinational clients. In this role, she oversees all services rendered by Y&R to these clients around the world. She is also a member of the Y&R board of directors. From July 2007 until December 2009, she served as the Managing Director of the New York office of Y&R, in which role she led the day-to-day operations of the agency, formulating and implementing strategic direction, attracting talent, expanding the office’s new media and digital capabilities, and cultivating new business from both existing and new clients. Ms. Diamond served in various other roles at Y&R since joining the firm in 1991, including Director of Client Services. Before joining Y&R, Ms. Diamond held various positions at Ted Bates Advertising, at Grey Advertising and at Foote Cone and Belding, an advertising agency.

Director qualifications:

•	Leadership and operational experience—global managing partner for multinational clients of advertising agency and former managing director

H. Russell Frisby, Jr. has served as a director of PAETEC Holding since February 2007 and as a director of PAETEC Holding’s predecessor company, PAETEC Corp., since January 2007. Mr. Frisby is a partner in the Energy and Telecommunications Group of Stinson Morrison Hecker LLP, a law firm. Mr. Frisby’s legal practice focuses on regulatory and corporate matters affecting entities in the communications, energy and technology areas, and for over 20 years he has represented clients in a wide variety of proceedings before the Federal Communications Commission, state utility commissions and federal courts. Before joining Stinson Morrison

Hecker in July 2009, Mr. Frisby was a partner with the law firms Fleischman and Harding LLP from March 2006 to July 2009 and Kirkpatrick & Lockhart Nicholson Graham LLP from March 2005 to March 2006. From February 1998 to March 2005, Mr. Frisby was the President, Chief Executive Officer and Acting Chief Legal Officer of the Competitive Telecommunications Association (CompTel). Before his service in that position, he served as Chairman of the Maryland Public Service Commission.

Director qualifications:

•	Leadership and industry experience—former CEO and chief legal officer of industry association and currently a law firm partner focusing on communications, energy and technology areas

Michael C. Mac Donald has served as a director of PAETEC Holding since February 2007 and as Lead Director since March 2010. Mr. Mac Donald is currently retired. He served as a director of US LEC Corp., a competitive communications provider, from April 2003 to February 2007, when US LEC was acquired by PAETEC Holding. Before his retirement on December 31, 2009, Mr. Mac Donald held various sales and marketing positions with Xerox Corporation, a provider of document management technology and services, beginning in 1977. These positions included President of Xerox Marketing Operations and, most recently prior to his retirement, Senior Vice President, Operational Effectiveness. Mr. Mac Donald is a director of Medifast, Inc. and of the Jimmy V Foundation.

Director qualifications:

•	Leadership, finance and operational experience—former senior executive sales and marketing positions with a public technology company focused on enterprise customer sales

Class II Directors Whose Terms Expire in 2011

Name	Age	Director Since
Tansukh V. Ganatra	66	2007
William R. McDermott	48	2007
Mark Zupan	50	2007

Tansukh V. Ganatra has served as a director of PAETEC Holding since February 2007. Mr. Ganatra co-founded US LEC in June 1996, served as a director of US LEC from June 1996 to February 2007 and served as interim Chief Executive Officer of US LEC from November 2006 to February 2007. He served as Chief Executive Officer and Vice Chairman of the board of directors of US LEC from July 1999 until his retirement in December 2001. Mr. Ganatra also served as President and Chief Operating Officer of US LEC from June 1996 until July 1999. From 1987 to 1997, Mr. Ganatra held various positions with ACC Corp., an international telecommunications company in Rochester, New York, including service as its President and Chief Operating Officer. Before joining ACC, Mr. Ganatra held various positions during a 19-year career with Rochester Telephone Corporation, now known as Frontier Communications Corporation, a subsidiary of Citizens Communications Company, culminating with the position of Director of Network Engineering.

Director qualifications:

•	Leadership, industry and finance experience—former CEO and other senior positions with telecommunications companies over four decades

William R. McDermott has served as a director of PAETEC Holding since February 2007 and as a director of PAETEC Corp. since March 2004. Mr. McDermott is the co-Chief Executive Officer of SAP AG, a provider of business software solutions headquartered in Walldorf, Germany. In this capacity, and also as a member of the Executive Board of SAP, he oversees SAP’s strategic business activities relating to sales, all customer operations and ecosystem activities. Before joining SAP, Mr. McDermott served as the Executive Vice President, Worldwide Sales & Operations of Siebel Systems, a business software provider, as President of Gartner, Inc., a provider of research and analysis on the information technology industry, and on the boards of directors of two subsidiaries of Xerox Corporation. Mr. McDermott is also a director of Under Armour, Inc. and Ansys, Inc.

Director qualifications:

•	Leadership, finance and operational experience—co-CEO of a technology company

Mark Zupan has served as a director of PAETEC Holding since February 2007 and as a director of PAETEC Corp. since May 2006. Mr. Zupan is dean of the William E. Simon Graduate School of Business Administration at the University of Rochester, a position which he has held on a full-time basis since January 1, 2004. Mr. Zupan previously served as dean and professor of economics at the University of Arizona’s Eller College of Management from 1997 to 2003. Before his University of Arizona appointment, Mr. Zupan taught at the University of Southern California’s Marshall School of Business, where he also served as associate dean of master degree programs. He was a teaching fellow in Harvard University’s Department of Economics while pursuing his doctoral studies at the Massachusetts Institute of Technology, and has been a visiting faculty member at the Amos Tuck School of Business Administration at Dartmouth College. Mr. Zupan is also a director of Constellation Brands, Inc. and served from 2003 to 2005 as a director of StockerYale, Inc.

Director qualifications:

•	Finance experience—academic specialty in finance and dean of a graduate school of business administration

Class III Directors Whose Terms Expire in 2013

Name	Age	Director Since
Arunas A. Chesonis	47	2006
Richard T. Aab	60	2007
Alex Stadler	59	2008
Keith M. Wilson	43	2006

Arunas A. Chesonis has served as Chairman of the Board, President and Chief Executive Officer of PAETEC Holding since August 2006. Mr. Chesonis has served as Chairman of the Board, President and Chief Executive Officer of PAETEC Corp., of which he was the founder, since its formation in May 1998 and as Chairman of the Board, President and Chief Executive Officer of a principal operating subsidiary, PaeTec Communications, Inc., since July 1998. Mr. Chesonis was appointed as President of ACC Corp. in February 1994 and was elected to its board of directors in October 1994. Mr. Chesonis joined ACC in May 1987 as Vice President of Operations for the U.S. business unit and was named President of ACC Long Distance Corp. in January 1989. Mr. Chesonis also served as President of ACC’s Canadian operations and Managing Director of ACC’s U.K. enterprise. Before he joined ACC, Mr. Chesonis held several positions within Rochester Telephone Corporation, now known as Frontier Communications Corporation, a subsidiary of Citizens Communications Company.

Director qualifications:

•	Leadership, industry and operational experience—current CEO of PAETEC and former senior executive positions with other telecommunications companies

Richard T. Aab has served as Vice Chairman of the Board of PAETEC Holding, a director position, since February 2007. Mr. Aab co-founded US LEC Corp. in June 1996 and served as its Chairman of the Board from June 1996 to February 2007, when US LEC was acquired by PAETEC Holding. In 1982, Mr. Aab co-founded ACC Corp. Between 1982 and 1997, he held various positions with ACC, including Chairman of the Board, Chief Executive Officer, President and director. Also during that period, he served as Chairman and director of ACC’s international subsidiaries in Canada, ACC TelEnterprises, Ltd., and the United Kingdom, ACC Long Distance UK Ltd. Mr. Aab is a member of the boards of trustees of the University of Rochester, the University of Rochester Medical Center and Rochester Institute of Technology, and is a director of several corporate businesses, including E-chx, Inc., a nationwide payroll processing company, of which he serves as Chairman. From May 2007 to May 2008, Mr. Aab served on the board of directors of Medifast, Inc.

Director qualifications:

•	Leadership, industry and operational experience—former CEO and other senior executive positions with telecommunications companies

Alex Stadler has served as a director of PAETEC Holding since June 2008. Mr. Stadler previously served on the board of directors of McLeodUSA Incorporated, a competitive communications provider, from January 2006 until its acquisition by PAETEC Holding on February 8, 2008. From 1999 until 2002, he served as Chief Executive Officer of Riodata NV, a data services carrier specializing in private network and Internet access and connectivity for medium-sized companies. A wholly-owned subsidiary of Riodata NV filed for bankruptcy protection under the laws of Germany during the time that Mr. Stadler served as an officer for its controlling shareholder. Before joining Riodata NV, Mr. Stadler served as Chief Operating Officer of Otelo Communications, a competitive local exchange carrier, and as Chief Executive Officer of RWE Telliance AG, a German telecommunications company. Mr. Stadler joined GTE Corporation in 1977, and from 1985 to 1996 served in a variety of senior management positions at GTE’s cellular and telephone subsidiaries and as GTE’s head of mergers and acquisitions. Since 2002, Mr. Stadler has pursued private interests. Mr. Stadler started his career as an Economist at the Reserve Bank of Rhodesia.

Director qualifications:

•	Leadership and industry experience—former CEO and other senior executive positions with technology and telecommunications companies

•	Finance experience—former economist

Keith M. Wilson has served as a director and as Executive Vice President and Chief Financial Officer of PAETEC Holding since August 2006. Mr. Wilson has served as Executive Vice President and Chief Financial Officer of PAETEC Corp. and PaeTec Communications, Inc. since January 2001, and as a director of PAETEC Corp. since March 2006. From June 1999 until January 2001, Mr. Wilson served as Vice President and head of the Telecommunications Finance Group at Union Bank of California, where he focused on sourcing and providing capital for telecommunications services companies in the wireline, wireless and data services markets. From March 1998 until May 1999, Mr. Wilson was a Vice President of Merchant Banking and head of Syndicated Finance for First Dominion Capital, based in New York. Mr. Wilson also held positions with NationsBank from September 1996 until March 1998, Bank of Boston and Fleet Bank. Mr. Wilson serves on the board of directors of the Rochester Philharmonic Orchestra.

Director qualifications:

•	Industry and finance experience—current CFO of PAETEC, former head of telecommunications finance group at a bank, and former senior positions with other financial institutions

Board of Directors and Committees of the Board

Size and Composition of Board of Directors. The size of our board of directors is determined by resolution of the board of directors, subject to requirements of PAETEC’s certificate of incorporation and bylaws described below. As of the date of this proxy statement, the board of directors had ten members. Under our certificate of incorporation and bylaws, the number of directors constituting the entire board of directors may not be less than four nor more than 15 directors.

Classification of Board of Directors. Our certificate of incorporation provides that the PAETEC board of directors is to be divided into three classes of directors. The three classes, which are required to be as nearly equal in number as possible, are designated Class I, Class II and Class III. As a result, approximately one-third of the board of directors is elected each year. At this annual meeting of stockholders, the term of the Class I directors will expire and the Class I directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Board Membership Agreement. In connection with the completion on February 8, 2008 of PAETEC’s acquisition of McLeodUSA Incorporated, or “McLeodUSA,” PAETEC entered into a board membership agreement, dated as of February 8, 2008, which it amended as of March 10, 2008, with former stockholders of McLeodUSA consisting of investment funds managed by Wayzata Investment Partners LLC, which we refer to as the “Wayzata funds,” and investment funds and entities advised by Fidelity Management & Research Company and its affiliates, which we refer to as the “Fidelity funds.” The board membership agreement provided for, among other things, the right for the Wayzata funds to designate to PAETEC one representative for appointment or nomination to the board of directors and the right for the Fidelity funds to appoint one representative to attend each meeting of PAETEC’s board of directors as a non-voting observer. In accordance with these provisions, in June 2008, the PAETEC board of directors appointed Alex Stadler to serve as the director representative of the Wayzata funds, and in October 2008, the Fidelity funds designated Richard J. Santagati to serve as an observer. Mr. Stadler subsequently was elected by the PAETEC stockholders at the 2009 annual meeting to serve as a Class III director for a term of three years. The rights of the Wayzata funds and the Fidelity funds under the board membership agreement with respect to board representation and non-voting board observer status terminated on February 8, 2010.

Board Observer. In March 2010, the PAETEC board of directors asked Mr. Santagati to remain as a board observer through December 31, 2010 notwithstanding the expiration of the board observer rights of the Fidelity funds under the board membership agreement. Mr. Santagati receives compensation from PAETEC in consideration of his board observer role. As an observer, he has the right to present matters for consideration by PAETEC’s board of directors and to offer his views on matters presented by others. PAETEC provides the observer with all communications and materials that are provided to the board of directors generally.

Director Independence. PAETEC’s board of directors has determined that the following seven of its ten directors are “independent directors” within the meaning of the NASDAQ Marketplace Rules: Shelley Diamond; H. Russell Frisby; Tansukh V. Ganatra; Michael C. MacDonald; William R. McDermott; Alex Stadler; and Mark Zupan. In making this determination, the board of directors concluded that none of those directors had any relationships which, in the board’s opinion, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Board Committees. The board of directors maintains a standing audit committee and a standing compensation committee.

Audit Committee. The audit committee, which held seven meetings in 2009, consists of Mr. Zupan, who serves as chairman, Mr. Ganatra and Mr. Mac Donald. Mr. Mac Donald was appointed to the audit committee on March 6, 2009 to fill the vacancy created by the resignation of James A. Kofalt from the committee effective on that date. The board of directors has determined that each member of the audit committee is an “independent director” and otherwise eligible for audit committee service under the NASDAQ Marketplace Rules. The board of directors also has determined that Mr. Zupan is an “audit committee financial expert,” as that term is defined in the SEC’s rules, based on Mr. Zupan’s experience described above, and is “independent” of management within the meaning of the SEC’s rules.

The audit committee is responsible, among its other duties and responsibilities, for engaging, overseeing, evaluating and replacing the company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of the company’s system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in the company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to the company’s code of conduct and other policies and procedures regarding adherence with legal requirements. The audit committee’s duties and responsibilities are set forth in its charter, which is available on PAETEC’s web site at www.paetec.com.

Compensation Committee. The compensation committee, which held five meetings in 2009, consists of Mr. McDermott, who serves as chairman, Mr. Frisby and Ms. Diamond. Ms. Diamond was appointed to the compensation committee on March 6, 2009 to fill the vacancy created by the resignation of Mr. Mac Donald from the committee effective on that date. The board of directors has determined that each member of the compensation committee is an “independent director” eligible for compensation committee service under the NASDAQ Marketplace Rules.

The compensation committee is responsible for establishing the compensation and benefits of the company’s chief executive officer and the other executive officers, monitoring compensation arrangements for executives for consistency with corporate objectives and stockholders’ interests, reviewing and establishing compensation paid to the company’s directors and administering the company’s incentive compensation plans, equity-based plans, retirement plans and other employee benefit and welfare plans. The compensation committee’s duties and responsibilities are set forth in its charter, which is available on PAETEC’s web site at www.paetec.com. Under this charter, the committee may delegate its authority to members of the committee.

In 2009, the compensation committee retained First Niagara Benefits Consulting Group, an employee benefits and compensation consulting firm, to assist the committee in the performance of its duties related to determining the form and amount of executive compensation. The consultant attended compensation committee meetings on a regular basis and provided the committee with market information and analyses with respect to establishing executive compensation practices that are in line with the company’s executive compensation philosophy and objectives. On an annual basis, the compensation committee will review the content and quality of the consultant’s services and determine whether to approve the continued use of the consultant. In 2009, neither the compensation committee nor the company engaged other consultants or advisers to advise it in determining the form or amount of executive compensation.

As PAETEC’s Chief Executive Officer, Mr. Chesonis is responsible for reviewing the performance of the executive officers who report to him, which included each of our other named executive officers identified in this proxy statement, and bringing individual recommendations for those officers to the committee for its review, consideration and approval. The compensation committee’s consultant and the Senior Vice President Human Resources provide market information and recommendations to the committee with regard to the total compensation package for Mr. Chesonis and our other named executive officers.

Board Leadership Structure. Mr. Chesonis currently serves as both our Chairman of the Board and our Chief Executive Officer. In March 2010, the independent members of PAETEC’s board of directors recommended, and the board approved, the appointment of Michael Mac Donald to serve as an independent Lead Director with broad authority and responsibility. Mr. Mac Donald’s responsibilities as independent Lead Director are to: (1) consult with the Chairman regarding the information, agenda and schedules of the meetings of the board and board committees; (2) preside over all executive sessions of non-employee directors and independent directors and report to the board, as appropriate, concerning such meetings; (3) preside at meetings of the board in the absence of, or upon the request of, the Chairman; (4) serve as a liaison and supplemental channel of communication between the non-employee and independent directors and the Chairman without inhibiting direct communications between the Chairman and other directors; (5) serve as an additional contact point for stockholders of PAETEC wishing to communicate with the board; (6) serve as a resource to consult with the

Chairman, Corporate Secretary and other board members on corporate governance practices and policies; (7) assist in the recruitment of candidates for the board of directors; and (8) advise the Chairman concerning the retention of advisers and consultants who report directly to the board. The board of directors considers this leadership structure to be suitable for PAETEC because it allows one person to lead and represent the company and the board of directors, while also providing for effective oversight by an independent board through an independent Lead Director. The board believes that having Mr. Chesonis serve in the roles of Chairman and Chief Executive Officer is appropriate for PAETEC and its stockholders at this time, in view of Mr. Chesonis’s in-depth knowledge of PAETEC’s business and industry and his proven strategic vision. The board also believes that the strength of its independent directors and the appointment of an independent Lead Director together mitigate the risk of any potential conflicts that might result from combining the roles of Chief Executive Officer and Chairman.

Board Role in Risk Oversight. PAETEC’s board of directors oversees and maintains PAETEC’s governance and compliance processes and procedures. As part of this role, the board of directors has overall responsibility for risk oversight, with a focus on the most significant risks facing the company. The board of directors discharges its risk oversight responsibilities principally through its audit committee and compensation committee, each of which reports its activities to the board. The risk oversight responsibilities of the board’s committees include the following:

•

Audit Committee. The audit committee is responsible for the oversight of risk policies and processes relating to the financial statements and financial reporting processes. This committee reviews PAETEC’s risk management procedures and policies and discusses with management PAETEC’s significant operating and financial risk exposures and the manner in which such exposures are managed.

•

Compensation Committee. The compensation committee is responsible for oversight of potential compensation-related risks. This committee considers, among other matters, management’s assessment of risks related to employee compensation policies and programs.

PAETEC’s Chief Executive Officer and other members of the company’s senior management team oversee the execution and monitoring of PAETEC’s risk management policies and procedures. The audit committee meets with our senior management team periodically to review PAETEC’s risk management practices.

Director Nominations. PAETEC’s board of directors does not maintain a nominating committee. The board of directors believes that the governance goals advanced by the operation of a nominating committee are equally served by the operation of the alternative nominating process by the NASDAQ Marketplace Rules. In accordance with these rules, because PAETEC does not have a nominating committee, director nominees must either be selected, or recommended for the board’s selection, by a majority of the independent directors.

The board of directors has adopted a director nominations policy to govern the process by which it selects director nominees. There are no prescribed minimum requirements for director candidates. The board of directors seeks director candidates with the experience, qualifications, attributes and skills described above under “Director Qualifications.” In reviewing the qualifications of potential nominees for director, the board of directors considers diversity of professional viewpoints, backgrounds and experiences. The board of directors evaluates the effectiveness of the board’s membership criteria, including the foregoing diversity criteria, in its annual self-evaluation.

The board of directors may use multiple sources for identifying director candidates, including the board’s contacts and referrals from other directors, members of management, company advisers, and executive search firms. Appropriate inquiries will be conducted into the background and qualifications of any potential new director candidates who appear upon first consideration to meet the board’s selection criteria. Depending on the result of such inquiries, the board may arrange for in-person meetings with the potential candidates. Director candidates recommended by stockholders will be considered and evaluated in the same manner as candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of stockholders, the board will consider any written recommendations of director candidates by stockholders received by PAETEC’s Secretary no later than 120 days before the anniversary of the previous year’s annual meeting of stockholders. Recommendations must be mailed to PAETEC Holding Corp., One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450, Attention: Secretary, and must include (1) the candidate’s name and address, (2) a statement of the candidate’s qualifications to serve on the board of directors, (3) such other information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the SEC’s proxy rules if the candidate were nominated by the board of directors and (4) if applicable, a description of all arrangements or understandings between the candidate and the stockholder submitting the recommendation.

Under PAETEC’s bylaws, a stockholder wishing to nominate a person for election as a director of PAETEC at any meeting of stockholders must comply with specific notice requirements. To be timely, the stockholder’s notice must be delivered to the Secretary of PAETEC not later than 90 days or earlier than 120 days before the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered not earlier than 120 days before such annual meeting and not later than the later of the 90th day before such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made by PAETEC. To be in proper form, a stockholder’s notice to the Secretary must set forth the following information:

•

all information relating to the proposed nominee required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act, and such proposed nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected;

•	the name and address of such stockholder, as they appear on PAETEC’s books, and the name and address of the beneficial owner, if any, on whose behalf such nomination is made;

•	the class and number of shares of capital stock which are owned beneficially and of record by such stockholder and such beneficial owner;

•	a representation that the stockholder is a holder of record of capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the outstanding PAETEC capital stock required to elect the nominee or (2) otherwise to solicit proxies from stockholders in support of such nomination.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified PAETEC of the stockholder’s intention to present a nomination at an annual meeting in compliance with applicable rules and regulations promulgated under the Securities Exchange Act and such stockholder’s nomination has been included in a proxy statement that has been prepared by PAETEC to solicit proxies for such annual meeting. PAETEC may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director.

Communications With the Board of Directors. PAETEC’s board of directors welcomes communications from its stockholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Stockholders and other interested parties may communicate any concerns they may have about PAETEC either to the full board of directors, to the independent directors as a group or to the independent Lead Director by mailing their communications to PAETEC at the following address: PAETEC Holding Corp., One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450, Attention: Secretary. The Secretary will review and forward all stockholder communications and other communications from interested parties to the intended recipient, except for those communications that are outside the scope of board matters or duplicative of other communications by the person submitting a communication.

Director Attendance at Meetings. The board of directors held 13 meetings during the 2009 fiscal year. Each director attended at least 75% of the aggregate of the total number of meetings of the board of directors and of each committee of the board of directors on which such director served during the period of the director’s service.

It is our policy that directors are encouraged to attend annual meetings of PAETEC’s stockholders. Nine of the ten directors then serving on our board of directors attended our annual meeting of stockholders in 2009.

Compensation of Directors

Directors who are also PAETEC officers or employees do not receive any compensation for serving on PAETEC’s board of directors or any of its committees.

The following policies relating to the compensation of non-employee directors for their service on the board of directors and its committees applied from October 2007 through December 31, 2009:

•

the audit committee chairman was entitled to annual cash fees of $80,000 and an annual grant of stock options for 10,000 shares of common stock and restricted stock units for 10,000 shares of common stock;

•

the other audit committee members were entitled to annual cash fees of $60,000 and an annual grant of stock options for 7,000 shares of common stock and restricted stock units for 7,000 shares of common stock;

•

the compensation committee chairman was entitled to annual cash fees of $70,000 and an annual grant of stock options for 8,000 shares of common stock and restricted stock units for 8,000 shares of common stock;

•

the other compensation committee members as well as directors that do not serve on any board committee were entitled to annual cash fees of $50,000 and an annual grant of stock options for 5,000 shares of common stock and restricted stock units for 5,000 shares of common stock; and

•	the Vice Chairman was entitled to annual cash fees of $70,000 and an annual grant of stock options for 8,000 shares of common stock and restricted stock units for 8,000 shares of common stock.

Compensation payable to non-employee directors for calendar year 2010 was revised by the compensation committee of the board of directors, in accordance with its responsibilities under the compensation committee charter as approved by the board of directors, to provide for the following compensation for all non-employee directors for their service on the board of directors and its committees:

•

the audit committee chairman is entitled to annual cash fees of $80,000 and an annual grant of stock options for 12,500 shares of common stock and restricted stock units for 12,500 shares of common stock;

•

the other audit committee members are entitled to annual cash fees of $60,000 and an annual grant of stock options for 9,500 shares of common stock and restricted stock units for 9,500 shares of common stock;

•

the compensation committee chairman is entitled to annual cash fees of $70,000 and an annual grant of stock options for 10,500 shares of common stock and restricted stock units for 10,500 shares of common stock;

•

the other compensation committee members are entitled to annual cash fees of $55,000 and an annual grant of stock options for 8,500 shares of common stock and restricted stock units for 8,500 shares of common stock;

•

directors that do not serve on any board committees are entitled to annual cash compensation fees of $50,000 and an annual grant of stock options for 7,500 shares of common stock and restricted stock units for 7,500 shares of common stock; and

•	the Vice Chairman is entitled to annual cash fees of $70,000 and an annual grant of stock options for 10,500 shares of common stock and restricted stock units for 10,500 shares of common stock.

Non-employee directors also receive an equity award in connection with their appointment to the board of directors. All cash fees are payable in four equal quarterly installments in arrears. All equity grants are made under our 2007 omnibus incentive plan and vest with respect to one-third of the underlying shares of common stock on each of the first, second and third anniversaries of the grant date.

All directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their board service. In addition, Mr. Ganatra is entitled to participate in the company’s health insurance plan in which the company covers a portion of the expenses.

The table below shows the compensation paid to our non-employee directors in 2009.

2009 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Richard T. Aab (2)	70,000	25,280	16,754	808,079	920,113
Shelley Diamond (3)	41,111	5,500	58,464		105,075
H. Russell Frisby, Jr. (4)	50,000	15,800	10,471		76,271
Tansukh V. Ganatra (5)	60,000	22,120	14,659	9,803	106,582
James A. Kofalt (6)	15,000	15,960	10,604		41,564
Michael C. Mac Donald (7)	60,000	18,960	12,565		91,525
William R. McDermott (8)	70,000	25,280	16,754		112,034
Alex Stadler (9)	50,000	15,800	89,004		154,804
Mark Zupan (10)	80,000	31,600	20,942		132,542

(1)	Amounts shown in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of stock or option awards granted in 2009 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or “ASC 718.” Assumptions used in the calculation of these amounts are included in Note 8 to the consolidated financial statements included in our 2009 Form 10-K.
(2)	Mr. Aab served as Vice Chairman of the Board of Directors in 2009. As of December 31, 2009, Mr. Aab held unvested restricted stock units for 18,667 shares of common stock and options to purchase 24,000 shares of common stock, of which options to purchase 5,333 shares were vested. During 2009, PAETEC recognized approximately $0.8 million of stock-based compensation expense in connection with an amendment to an outstanding common stock warrant held by Mr. Aab in order to extend the expiration date of the warrant. The warrant was originally assumed by PAETEC pursuant to the US LEC merger on February 28, 2007, at which time it was fully vested.
(3)	Shelley Diamond served on the board of directors and the compensation committee beginning in March 2009. As of December 31, 2009, Ms. Diamond held unvested restricted stock units for 5,000 shares of common stock and options to purchase 80,000 shares of common stock, none of which were vested.
(4)	Mr. Frisby served as a member of the compensation committee in 2009. As of December 31, 2009, Mr. Frisby held unvested restricted stock units for 11,667 shares of common stock and options to purchase 136,725 shares of common stock, of which options to purchase 64,195 shares were vested.

(5)	Mr. Ganatra served as a member of the audit committee in 2009. As of December 31, 2009, Mr. Ganatra held unvested restricted stock units for 16,334 shares of common stock and options to purchase 21,000 shares of common stock, of which options to purchase 4,666 shares were vested. In connection with Mr. Ganatra’s participation as a director in the PAETEC healthcare plans (medical, dental and vision), PAETEC incurred a cost of $9,803.
(6)	Mr. Kofalt served as a member of the audit committee in 2009. As of December 31, 2009, Mr. Kofalt held options to purchase 250,105 shares of common stock, all of which were vested. Mr. Kofalt resigned from the board of directors and from the audit committee effective on March 6, 2009. Subsequent to his resignation, Mr. Kofalt provided consulting services to PAETEC through September 30, 2009, for which he received compensation in the amount of $30,000.
(7)	Mr. Mac Donald served as a member of the compensation committee and of the audit committee in 2009. As of December 31, 2009, Mr. Mac Donald held unvested restricted stock units for 27,000 shares of common stock and options to purchase 42,000 shares of common stock, of which options to purchase 28,333 shares were vested.
(8)	Mr. McDermott served as the chairman of the compensation committee in 2009. As of December 31, 2009, Mr. McDermott held unvested restricted stock units for 48,760 shares of common stock and options to purchase 54,432 shares of common stock, of which options to purchase 35,765 were vested.
(9)	Mr. Stadler served on the board of directors in 2009. As of December 31, 2009, Mr. Stadler held unvested restricted stock units for 10,000 shares of common stock and options to purchase 168,300 shares of common stock, of which options to purchase 83,300 shares were vested.
(10)	Mr. Zupan served as the chairman of the audit committee in 2009. As of December 31, 2009, Mr. Zupan held unvested restricted stock units for 23,334 shares of common stock and options to purchase 151,725 shares of common stock, of which options to purchase 97,959 shares were vested.

The table below shows the grant date fair value of each stock option award and each restricted stock unit award granted to our non-employee directors in 2009, as computed in accordance with ASC 718.

2009 Director Equity Awards Table

	Option Awards			Stock Awards
Name	Date of Grant	Stock Options Awarded (#)	Grant Date Fair Value ($)	Date of Grant	Restricted Stock Units Awarded (#)	Grant Date Fair Value ($)
Richard T. Aab	4/1/2009	16,000	16,754	4/1/2009	16,000	25,280
Shelley Diamond (1)	3/6/2009	80,000	58,464	3/6/2009	5,000	5,500
H. Russell Frisby, Jr.	4/1/2009	10,000	10,471	4/1/2009	10,000	15,800
Tansukh V. Ganatra	4/1/2009	14,000	14,659	4/1/2009	14,000	22,120
James A. Kofalt	3/5/2009	14,000	10,604	3/5/2009	14,000	15,960
Michael C. Mac Donald	4/1/2009	12,000	12,565	4/1/2009	12,000	18,960
William R. McDermott	4/1/2009	16,000	16,754	4/1/2009	16,000	25,280
Alex Stadler (1)	4/1/2009	85,000	89,004	4/1/2009	10,000	15,800
Mark Zupan	4/1/2009	20,000	20,942	4/1/2009	20,000	31,600

(1)	Amounts shown in the “Stock Options Awarded” column for Ms. Diamond and Mr. Stadler include awards of options in connection with their appointment as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the compensation committee of PAETEC’S board of directors during 2009 is or has been an officer or employee of PAETEC or any subsidiary of PAETEC and no member of the compensation committee had any relationships requiring disclosure under the SEC’s rules regarding transactions with related persons. In addition, during 2009 no member of the compensation committee or board of directors was an executive officer of another entity on whose board of directors a PAETEC executive officer serves.

COMPENSATION COMMITTEE REPORT

The compensation committee of PAETEC’s board of directors has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with PAETEC’s management and, based on that review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into PAETEC’s annual report on Form 10-K for the fiscal year ended December 31, 2009.

By the Compensation Committee

William R. McDermott, Chairman

Shelley Diamond

H. Russell Frisby, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide material information about our compensation philosophy, objectives, programs and policies and to explain to our stockholders how we arrived at the levels and forms of compensation that were earned by or paid to the executive officers identified in the Summary Compensation Table under “Executive Compensation” for their service in 2009. We describe not only what we pay these “named executive officers,” but also why and how we link their compensation to our business results.

Compensation Philosophy and Objectives

Our executive compensation programs and policies are intended to promote and sustain profitable growth in the dynamic business environment in which PAETEC operates.

We seek to design and administer our executive compensation plans and programs in alignment with a number of central objectives, which are to:

•

complement and support PAETEC’s mission “to be the most customer- and employee-oriented communications provider,” and advance our corporate values, which include a caring culture, open communication, unmatched service and personalized solutions;

•	promote relative consistency and balance in the components of compensation across all levels of our employees;

•	attract and retain high-quality executives through programs that are competitive within the telecommunications industry;

•	tie a significant portion of our executives’ overall compensation to key short-term and long-term strategic, financial and operational goals;

•

align the interests of our executives with those of our stockholders through a philosophy that provides considerable opportunity for above-target performance and downside risk if performance goals are not achieved; and

•	provide compensation programs that are financially efficient, affordable and sustainable.

We believe that encouraging executives to think and act like owners aligns to a significant degree the interests of our management with the interests of our long-term stockholders.

Setting of Executive Compensation

In determining the levels and forms of compensation paid to the named executive officers for 2009, the compensation committee considered measures of company performance, measures of individual executive performance and experience, and internal equity with respect to positions within the same level (such as senior vice president or executive vice president). The committee reviewed “executive compensation tally sheets” for each of the named executive officers prepared by its consultant to gain a comprehensive view of the total compensation paid or payable to each executive. We discuss below under “Elements of Compensation” the compensation decisions for the named executive officers for 2009.

In evaluating and structuring PAETEC’s executive compensation program for 2009, the compensation committee also considered the competitive market for comparable executives and compensation opportunities provided by comparable companies. To assist it in these determinations, the committee engaged an outside consultant, First Niagara Benefits Consulting Group, to provide benchmark and market data. For each element of compensation, the consultant provided data to assist the committee in understanding how PAETEC’s executive compensation compared to the executive compensation paid by its market competitors. The committee compared PAETEC’s actual compensation paid, as well as its executive compensation elements and practices generally, with the compensation paid and general elements and practices of a selected comparison group of public companies.

During 2009, with the assistance of its consultant, the compensation committee conducted a review of the composition of the comparison group of companies it had established in the previous year when fixing executive compensation for 2008. The review of the comparison group took into account continuing consolidation and other changes within the telecommunications industry and the size and complexity of PAETEC’s operations. The committee concluded that the current mix of communications services companies and comparably-sized companies that are principally engaged in technology and non-manufacturing services was appropriate. Centennial Communications Corp. was removed from the comparison group due to changes in its corporate structure. For 2009, the following companies were included in the compensation comparison group:

3Com Corporation	Global Crossing Limited
ADC Telecommunications, Inc.	Hughes Communications Inc.
Arris Group, Inc.	Leap Wireless International, Inc.
Belo Corp.	Level 3 Communications, Inc.
CenturyTel, Inc.	Mediacom Communications Corp.
Cincinnati Bell Inc.	MetroPCS Communications, Inc.
Compuware Corporation	The Dun & Bradstreet Corp.
Earthlink, Inc.	tw telecom inc.
Frontier Communications Corporation	Windstream Corporation
XO Holdings, Inc.

The committee’s consultant provided detailed compensation data for the named executive officers in the compensation comparison group, aggregate data for the group, and information on compensation practices across the group. The committee intends to continue to review the composition of the peer group annually to ensure that it accurately reflects the overall competitive marketplace for PAETEC executive compensation.

The consultant also prepared and presented the committee with data from national survey sources, including Watson Wyatt Data Services, Mercer Human Resources, and the Economic Research Institute, using, to the extent reasonably possible, reported data from the telecommunications industry for organizations having comparable revenue and size of employee base.

The committee used the comparison group information to target specifically a desired level of each element of compensation payable to the named executive officers. We discuss these specific targets below. The committee used the general survey data to support further its benchmark for each element of executive compensation on an individual basis. The committee did not consider the individual companies within the general surveys, but instead focused only on the aggregated compensation data of the survey information.

Elements of Compensation

For 2009, we provided our executive officers, including each of the named executive officers, a total compensation package that included base salary, the potential for an annual cash incentive payment and long-term performance and time-based equity incentives. We strive to provide appropriate levels of fixed versus at-risk compensation and cash versus equity-based compensation relative to each officer’s role and responsibilities. Other than the benchmarks described below, however, we do not have any formal policies regarding specified relative levels of these compensation elements. In addition, our named executive officers are eligible to participate in the same benefit programs we offer to all employees. These plans include medical, dental, life insurance, disability, and qualified 401(k) retirement plans, and a variety of voluntary benefit plans.

Base Salary. Base salary levels during 2009 for our named executive officers generally reflected the external market value of their respective roles and took into consideration the individual’s current performance and experience and the scope and complexity of the officer’s position within PAETEC. Executive officers do not receive automatic annual merit increases in base salary. The committee annually reviews base salary for executive officers and makes adjustments it deems to be appropriate based on market comparisons, performance and internal equity with respect to positions within the same level.

The committee believes that, for PAETEC’s executive compensation to remain competitive with the market, the desired market position for base salary generally is to achieve approximately the 50th percentile of the comparison group and general survey data. In February 2009, the committee reviewed an analysis prepared by its consultant of the competitiveness of the total compensation levels for the named executive officers. The committee decided to maintain base salaries at 2008 levels for service in 2009, even though the 2008 base salary levels were generally lower than the 50th percentile of the comparison group and companies represented in the general survey data. Although the committee was satisfied with Mr. Chesonis’s performance and Mr. Chesonis was satisfied with the individual performance of the other named executive officers, the committee concluded that total compensation, including annual and long-term incentives, was fair and competitive with compensation disclosed in the market data.

In connection with Mr. Moore’s promotion to Executive Vice President on December 27, 2009, which reflected his assumption of additional responsibility for two key company functions, the committee increased Mr. Moore’s base salary from $230,000 to $250,000. The amount of this increase was based in part on the committee’s consideration of market comparison data and of internal equity.

Annual Incentive Cash Compensation. Annual incentive compensation at PAETEC is intended to reward employees for the achievement of specific key performance objectives identified as having the potential for a positive effect on our annual business results. The committee believes that the desired market position for annual incentive compensation generally is to pay approximately the market median for the achievement of targeted results, and to pay above the market median for the achievement of results that exceed the targets.

The bonus payment for the named executive officers under our annual cash bonus plan is determined in four steps:

1.	Bonus plan funding is based on PAETEC’s achievement of performance targets for the fiscal year.

2.	Each named executive officer is assigned a predetermined individual bonus award target, which is expressed as a percentage of eligible base salary. The individual bonus targets for 2009 are shown below.

3.	The standard bonus percentage is calculated by multiplying the individual bonus target by the 2009 plan funding percentage.

4.	The standard bonus percentage then may be subject to a potential increase or decrease from the individual target based on the CEO’s recommendation and the committee’s assessment of the participant’s performance toward individual, departmental or company-wide goals, except that the CEO’s percentage may not be increased.

2009 Bonus Plan. The 2009 individual bonus award targets for each named executive officer, which were based on the executive’s responsibility level within PAETEC and an analysis of the comparison group and general survey data, were set as follows:

Position	Target % of Salary
Chief Executive Officer	75
Chief Operating Officer	75
Chief Financial Officer	75
Senior Vice President Human Resources	40
Chief Information Officer	40

The funding of the bonus plan for 2009 was based on PAETEC’s operating results for fiscal 2009. Payout under the 2009 bonus plan was based on performance measured against the following metrics:

•	80% adjusted EBITDA; and

•	20% revenue.

Adjusted EBITDA, as defined by PAETEC for purposes of its bonus plan, represents net (loss) income before interest, taxes, depreciation and/or amortization, non-cash compensation expense, income from discontinued operations, gain on cancellation of debt, restructuring and/or integration charges and costs, reorganization and/or recapitalization items, impairment charges, and gain on non-monetary transaction, as adjusted to exclude the following: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Accounting Standards Codification Topic 225, Income Statement, and/or in management’s discussion and analysis of financial conditions and results of operations appearing in PAETEC’s annual report to shareholders for the applicable year; acquisitions or divestitures; and foreign exchange gains or losses.

The revenue metric reflected the importance of a continued focus on sales in light of the increased size and complexity of our operations.

The plan provided for the funding of the bonus pool on a pro-rata basis based on achievement against threshold, target and stretch goals for each of the plan performance metrics.

To determine funding for the 2009 bonus plan pool, the committee considered the performance targets and actual results shown below:

Plan Performance Metric	Threshold	Target	Stretch	Actual Results
Adjusted EBITDA	$236.0 million	$241.0 million	$261.0 million	$256.9 million
Revenue	$1,580.0 million	$1,600.0 million	$1,700.0 million	$1,580.2 million

In recommending to the committee the bonus plan funding for 2009, Mr. Chesonis considered a variety of factors that influenced the actual results. Based on these considerations, Mr. Chesonis recommended, and the committee approved, funding of the 2009 bonus plan at 97.0% of the pool target. Mr. Chesonis further recommended the individual bonus payments for senior officers based on their respective performance. In approving Mr. Chesonis’s 2009 bonus payment, which was paid at target (as adjusted to reflect the 97.0% pool funding), the committee considered the significant contributions made by Mr. Chesonis in exceeding the Adjusted EBITDA target level and achieving the threshold revenue level, particularly given the difficult economic climate. The 2009 bonus plan awards approved by the committee based on these considerations are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table following this Compensation Discussion and Analysis. The bonus award for Mr. Chesonis is intended to satisfy the requirements under Section 162(m) of the Internal Revenue Code for “qualified performance-based” compensation.

2010 Bonus Plan. The cash bonus plan for 2010 will be based on performance measured against the following metrics: 40% adjusted EBITDA; 40% revenue; and 20% customer satisfaction (net promoter score). PAETEC measures customer satisfaction using the “net promoter score” survey methodology which has been adopted by a number of Fortune 500 companies and is commonly used in the telecommunications industry. The survey is administered by a third party firm and measures the likelihood that the customer would recommend PAETEC as a communications provider.

The 2010 individual bonus award targets for our named executive officers are set forth below:

Position	Target % of Salary
Chief Executive Officer	75
President and Chief Executive Officer, PAETEC Energy	75
Chief Financial Officer	75
Chief Information Officer	50
Senior Vice President Human Resources	40

All of the performance measures for the 2010 bonus plan are stockholder-approved performance measures under our 2007 omnibus incentive plan, and with respect to the CEO, bonus awards payable upon achievement of these performance measures are intended to satisfy the requirements under Section 162(m) of the Internal Revenue Code for “qualified performance-based” compensation.

Long-Term Incentive Compensation. Long-term incentives under our 2007 omnibus incentive plan serve an important role in supporting the compensation program objectives by ensuring that a significant portion of executive compensation is tied to long-term company performance and changes in stockholder value. To support PAETEC’s long-term growth objectives, the committee believes that, for its named executive officers and other key executives, PAETEC should provide an opportunity for long-term incentive compensation generally at or above the 75th percentile of the competitive market.

In August 2007, the committee approved in principle a long-term, equity-based incentive program that would focus on achievement of PAETEC’s long-term business objectives. The committee reviewed and modified those objectives in December 2009. The current program as reviewed and endorsed by the committee has the following two primary components:

•

Annual Base Equity Program. This program provides a market level long-term compensation opportunity, assists in the retention of executives and, through its performance-based features, focuses executives on critical performance results. The annual grants of time-based stock options and performance-based restricted stock units, or “RSUs,” are awarded to our executive officers, with 50% of the shares subject to the grant issuable pursuant to stock options and 50% of the shares issuable pursuant to performance-based RSUs. The stock option awards vest with respect to one-fourth of the shares on each of the first four anniversaries of the grant date. The performance-based RSU awards vest with respect to one-third of the shares on each of the first three anniversaries of the grant date contingent upon our attainment each year of the performance objective. For awards granted in 2008 and 2009, the performance objective for the base equity RSU awards is attainment of specified annual levered free cash flow objectives. For purposes of these awards, levered free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property, plant and equipment), less interest.

•	Performance Accelerator Program. This program is intended to reward our executive officers and other key officers with above-market equity compensation for the achievement of performance goals considered exceptional and significant. The awards are performance-based grants of RSUs and vest with respect to one-fourth of the shares on each of the first four anniversaries of the grant date contingent upon the attainment of a specified increase in PAETEC’s stock price during the first year of the award.

2009 Equity Grants. In March 2009, the committee approved grants under the annual base equity program as approved by the committee on August 2007. Of each grant, 50% was awarded as a grant of stock options and 50% as a grant of performance-based RSUs. The award of stock options vests with respect to one-fourth of the shares on each of the first four anniversaries of the grant date. The performance-based RSU awards vest with respect to one-third of the shares on each of the first three anniversaries of the grant date contingent each year upon the attainment of annual levered free cash flow objectives for such year. The levered free cash flow target for 2009 was set at $40.1 million, which the company exceeded. As a result, the first one-third of the awards granted in 2009 vested in March 2010. The levered free cash flow targets for 2010 and 2011 were set at levels that were considered to be challenging, but reasonably likely to be achieved based on PAETEC’s recent operating trends. In addition, the second one-third of the awards granted in 2008, which contained a 2009 levered free cash flow target of $54.5 million, which the company exceeded, also vested in March 2010.

In March 2009, the committee also approved grants of performance-based RSUs under the performance accelerator program for 2009. Vesting of the awards was conditioned on the achievement of a 20% increase in the PAETEC stock price in the first year of the award. PAETEC surpassed the target stock price, which resulted in the vesting of the first one-fourth of the 2009 awards.

For further information about the equity grants in 2009 discussed above, see the 2009 Grants of Plan-Based Awards table under “Executive Compensation” following this Compensation Discussion and Analysis.

Perquisites and Other Benefits. PAETEC does not offer perquisites or significant benefits to our named executive officers that are not otherwise available to all of our employees. We also do not currently provide our executive officers with pension arrangements, post-retirement health coverage, non-qualified deferred compensation arrangements, or other similar benefits.

Stock Ownership and Retention Policy

In July 2009, the committee adopted an officer stock ownership and retention policy intended to ensure a strong alignment between the interests of management and our shareholders. This policy requires that covered executives beneficially own and retain at least 50% of each equity award, on a net basis after the payment of taxes, for a period of 36 months from the vesting of each equity award granted after the implementation of the policy. This policy applies to all of our named executive officers.

Timing of Equity Awards

The grant date of equity awards for our executive officers is either the date of the compensation committee meeting at which the award determinations are made or a specified date after the committee approval date. Because the compensation committee may take action to approve equity awards on or near the date that PAETEC’s annual or quarterly earnings are released, the compensation committee in these circumstances generally will provide that the second business day after the release will be the grant date to ensure that the earnings results are absorbed by the market before equity awards are granted and stock option exercise prices are established. PAETEC could, however, grant options or other equity awards to executive officers and other employees while material developments have not been disclosed if the compensation committee were to determine that doing so would be in the best interests of stockholders. The compensation committee could, for example, grant awards in advance of announcing an acquisition or other corporate transaction, as a retention tool or to provide an incentive to accomplish the transaction. The exercise price of stock options issuable under our 2007 omnibus incentive plan is the closing price of our common stock as reported on the NASDAQ Global Select Market on the grant date.

Severance and Change of Control Arrangements

Severance and change of control arrangements give the company the flexibility to make changes in key executive positions, if changes are determined by the board of directors to be in our best interests. We consider these arrangements to be particularly important in situations involving a possible change of control of our company because they can help to secure the dedicated attention of executive officers whose personal positions are at risk in such situations and who may have other opportunities available to them. By establishing compensation and benefits payable under various merger and acquisition possibilities, the change of control provisions help to minimize distractions arising out of the officer’s concern over personal financial and career prospects and promote continuity of the leadership team at a time when business continuity is of paramount concern.

Before 2008, we maintained a senior officer confidentiality, non-solicitation, non-competition and severance agreement with each senior officer, including our named executive officers. On February 22, 2008, we entered into new agreements with each executive officer, including each named executive officer, which more closely reflect current competitive practices relating to severance arrangements. Upon the effectiveness of the new agreements, the previous agreements between PAETEC and the executive officers were terminated. Among other provisions, the new agreements, as compared to the prior agreements, provide for reduced cash severance payments upon the termination of the executives’ employment in specified circumstances, limit the circumstances in which equity-based awards granted during the employment term will continue to vest following termination of employment, and increase the scope of the post-termination non-solicitation and non-competition covenants to which the executives are subject. These agreements also require the executive to provide us with a general release of claims against the company and our affiliates. The agreements for three of our named executive officers, Mr. Chesonis, Mr. Moore and Ms. Zaucha, were revised on March 26, 2010 to reduce the amount of cash severance payments upon the voluntary termination of the executives’ employment.

For a more detailed discussion of our severance agreements, including information regarding the amounts that would have been payable to each named executive officer if a payment triggering event had occurred on December 31, 2009, see “Termination and Change of Control Payments” under “Executive Compensation” following this Compensation Discussion and Analysis.

Compensation Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million per person PAETEC’s tax deduction of certain non-performance-based compensation paid in a given year to PAETEC’s principal executive officer and three most highly compensated officers (other than the principal financial officer).

The levels of non-performance-based salary, bonus and other compensation paid by PAETEC typically do not exceed the $1 million cap for our executive officers. As discussed above and as a matter of practice, with respect to the CEO, the committee intends to set performance-based goals annually under PAETEC’s various variable compensation plans and for PAETEC to deduct compensation paid under these plans and gains realized from stock options to the extent consistent with the provisions of Section 162(m). The committee may conclude, however, that paying non-deductible compensation is consistent with our stockholders’ best interests for certain events.

Accounting Considerations

In structuring equity-based awards, the compensation committee considers the accounting impact under ASC 718, Compensation-Stock Compensation, of granting such awards. ASC 718 requires the measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award.

EXECUTIVE COMPENSATION

Share amounts and exercise prices set forth in this Executive Compensation section have been retroactively adjusted to give effect to the combination by merger of PAETEC Corp. and US LEC Corp. on February 28, 2007 as if it had occurred at the beginning of 2007.

Summary Compensation Information

The following summary compensation table presents information about compensation that was earned by or paid to PAETEC Holding Corp.’s Chief Executive Officer, Chief Financial Officer, and each of our other three most highly compensated executive officers serving with us at December 31, 2009. We refer to these executive officers in this proxy statement as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Arunas A. Chesonis	2009	500,000		—	45,335	12,743	363,750	—	921,828
Chairman, President and Chief Executive Officer	2008	500,000		—	1,294,016	72,075	—	6,900	1,872,991
	2007	500,000		—	—	—	250,000	6,750	756,750

Edward J. Butler, Jr.	2009	330,000		—	45,335	12,743	240,075	—	628,153
Executive Vice President and Chief Operating Officer	2008	330,000		—	1,127,416	72,075	—	6,900	1,536,391
	2007	330,000		—	—	—	247,170	6,750	583,920

Keith M. Wilson	2009	330,000		—	45,335	12,743	240,075	—	628,153
Executive Vice President and Chief Financial Officer	2008	330,000		—	1,127,416	72,075	—	6,900	1,536,391
	2007	330,000		—	—	—	247,170	6,750	583,920

Robert D. Moore, Jr.	2009	230,000		—	60,856	32,711	86,562	—	410,129
Executive Vice President and Chief Information Officer	2008	230,000		—	465,041	33,635	—	6,900	735,576
	2007	230,000		50,000	—	—	56,350	6,750	343,100

Laurie L. Zaucha	2009	250,000		—	21,156	27,184	121,249	—	419,589
Senior Vice President, Human Resources	2008	250,000		112,000	348,421	33,635	—	6,900	750,956
	2007	28,846	(5)	—	—	156,098	—	—	184,944

(1)	Amount paid for 2007 to Mr. Moore represents an integration bonus for 2007 in connection with the achievement of targeted US LEC merger synergies. Amount paid for 2008 to Ms. Zaucha represents a signing bonus upon her commencement of employment with PAETEC in November 2007.
(2)	Amounts shown in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or “ASC 718.” Assumptions used in the calculation of these amounts are included in Note 8 to the consolidated financial statements included in our 2009 Form 10-K.
(3)	Non-Equity Incentive Plan Compensation payments for 2009 were paid March 12, 2010, pursuant to the 2009 Bonus Plan for Non-Commissioned Employees.
(4)	The amounts shown consist of matching contributions by PAETEC pursuant to its 401(k) savings and retirement plan. For 2009, there were no matching contributions by PAETEC.
(5)	Amount shown represents actual salary for 2007 paid to Ms. Zaucha, whose employment with PAETEC began in November 2007.

Grants of Plan-Based Awards

The following table presents information with respect to the grants of plan-based awards by PAETEC to the named executive officers during 2009.

2009 Grants of Plan-Based Awards Table

Name	Grant Date	Action Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($) (2)	Maximum ($) (2)	Threshold (#)	Target (#)		Maximum (#)
Arunas A. Chesonis	—	—	—	375,000	750,000	—	—		—	—		—		—	—
	3/2/2009	2/24/2009	—	—	—	—	—		—	—		15,000	(4)	1.28	12,743
	3/2/2009	2/24/2009	—	—	—	—	15,000	(5)	—	—		—		—	19,200
	3/2/2009	2/24/2009	—	—	—	—	30,000	(6)	—	—		—		—	26,135

Edward J. Butler, Jr.	—	—	—	247,500	—	—	—		—	—		—		—	—
	3/2/2009	2/24/2009	—	—	—	—	—		—	—		15,000	(4)	1.28	12,743
	3/2/2009	2/24/2009	—	—	—	—	15,000	(5)	—	—		—		—	19,200
	3/2/2009	2/24/2009	—	—	—	—	30,000	(6)	—	—		—		—	26,135

Keith M. Wilson	—	—	—	247,500	—	—	—		—	—		—		—	—
	3/2/2009	2/24/2009	—	—	—	—	—		—	—		15,000	(4)	1.28	12,743
	3/2/2009	2/24/2009	—	—	—	—	15,000	(5)	—	—		—		—	19,200
	3/2/2009	2/24/2009	—	—	—	—	30,000	(6)	—	—		—		—	26,135

Robert D. Moore, Jr.	—	—	—	92,000	—	—	—		—	—		—		—	—
	3/2/2009	2/24/2009	—	—	—	—	—		—	—		7,000	(4)	1.28	5,947
	3/2/2009	2/24/2009	—	—	—	—	7,000	(5)	—	—		—		—	8,960
	3/2/2009	2/24/2009	—	—	—	—	14,000	(6)	—	—		—		—	12,196
	12/9/2009	12/9/2009	—	—	—	—	—		—	—		10,000	(7)	—	26,764
	12/9/2009	12/9/2009	—	—	—	—	—		—	10,000	(8)	—		—	39,700

Laurie L. Zaucha	—	—	—	100,000	—	—	—		—	—		—		—	—
	3/2/2009	2/24/2009	—	—	—	—	—		—	—		32,000	(4)	1.28	27,184
	3/2/2009	2/24/2009	—	—	—	—	7,000	(5)	—	—		—		—	8,960
	3/2/2009	2/24/2009	—	—	—	—	14,000	(6)	—	—		—		—	12,196

(1)	On February 24, 2009, the compensation committee approved the grants of stock options and restricted stock units effective, subject to specified conditions, on March 2, 2009.
(2)	Amounts represent potential payments to each named executive officer under our annual bonus plan for 2009 if performance targets are satisfied. The bonus plan does not provide for any minimum amounts payable or, except with respect to PAETEC’s Chief Executive Officer, maximum amounts payable. The material terms of these incentive awards are described in the Compensation Discussion and Analysis section of this proxy statement.
(3)	Represents the grant-date fair value computed in accordance with ASC 718. For a discussion of assumptions used in the 2009 valuations, see Note 8 to the consolidated financial statements included in our 2009 Form 10-K.
(4)	Reflects stock options granted that will vest in four equal annual installments beginning on March 2, 2010.
(5)	Reflects an award of restricted stock units that will vest in three equal annual installments beginning on March 2, 2010 subject to the satisfaction of specified performance targets each year. The performance target for the first installment was satisfied. The material terms of these incentive awards are described in the Compensation Discussion and Analysis section of this proxy statement.
(6)	Reflects an award of restricted stock units that will vest in four equal annual installments beginning on March 2, 2010 subject to the satisfaction of a performance target in the first year. The performance target was satisfied. The material terms of these incentive awards are described in the Compensation Discussion and Analysis section of this proxy statement.
(7)	Reflects stock options granted that will vest in four equal annual installments beginning on December 9, 2010.
(8)	Reflects an award of restricted stock units that will vest in four equal annual installments beginning on December 9, 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information with respect to the outstanding equity awards at 2009 fiscal year-end for the named executive officers.

	2009 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Arunas A. Chesonis	—	—		—	—	122,500	(2)	508,375	55,000	(3)	228,250
	226,062	—		2.16	3/26/2012	—		—	—		—
	291,223	—		1.85	4/2/2013	—		—	—		—
	3,750	11,250	(4)	7.64	3/3/2018	—		—	—		—
	—	15,000	(5)	1.28	3/2/2019	—		—	—		—

Edward J. Butler, Jr.	—	—		—	—	313,490	(6)	1,300,984	55,000	(3)	228,250
	35,482	—		2.16	3/26/2012	—		—	—		—
	48,198	—		1.85	4/2/2013	—		—	—		—
	3,750	11,250	(4)	7.64	3/3/2018	—		—	—		—
	—	15,000	(5)	1.28	3/2/2019	—		—	—		—

Keith M. Wilson	—	—		—	—	281,030	(7)	1,166,275	55,000	(3)	228,250
	591,749	—		4.01	6/15/2011	—		—	—		—
	81,149	—		1.85	4/2/2013	—		—	—		—
	3,750	11,250	(4)	7.64	3/3/2018	—		—	—		—
	—	15,000	(5)	1.28	3/2/2019	—		—	—		—

Robert D. Moore, Jr.	—	—		—	—	73,222	(8)	303,871	25,667	(9)	106,518
	15,271	—		4.01	6/30/2011	—		—	—		—
	243	—		2.16	3/15/2012	—		—	—		—
	2,191	—		2.16	4/30/2012	—		—	—		—
	649	—		1.85	3/15/2013	—		—	—		—
	3,471	—		1.85	4/2/2013	—		—	—		—
	243	—		3.39	3/20/2014	—		—	—		—
	24,345	—		3.39	3/31/2014	—		—	—		—
	324	—		3.86	3/31/2015	—		—	—		—
	24,345	—		1.24	12/29/2015	—		—	—		—
	243	81	(10)	1.37	3/15/2016	—		—	—		—
	1,750	5,250	(11)	7.64	3/3/2018	—		—	—		—
	—	7,000	(12)	1.28	3/2/2019	—		—	—		—
	—	10,000	(13)	3.97	12/9/2019	—		—	—		—

Laurie L. Zaucha	—	—		—	—	30,000	(14)	124,500	25,667	(9)	106,518
	12,500	12,500	(15)	9.45	12/19/2017	—		—	—		—
	1,750	5,250	(11)	7.64	3/3/2018	—		—	—		—
	—	32,000	(12)	1.28	3/2/2019	—		—	—		—

(1)	Amount shown is determined by multiplying the value of PAETEC Holding’s common stock as of December 31, 2009, which was the closing sale price of $4.15 per share as reported on the NASDAQ Global Select Market, by the number of units of stock subject to the restricted stock unit awards.

(2)	Of the awards shown, restricted stock units for 100,000 shares awarded on February 22, 2008 will vest in two equal installments on the third and fourth anniversaries of the grant date and restricted stock units for 22,500 shares awarded on February 22, 2008 will vest in three remaining equal annual installments beginning on February 22, 2010.
(3)	Of the awards shown, restricted stock units for 10,000 shares awarded on March 3, 2008 will vest in two remaining equal annual installments beginning on March 3, 2010 subject to the satisfaction of a performance target in each year of the vesting period. The performance target for the first such remaining installment was satisfied, and half of the remaining shares vested in March 2010. Of the awards shown, restricted stock units for 30,000 shares awarded on March 2, 2009 will vest in four equal annual installments beginning on the first anniversary of the grant date subject to the satisfaction of a performance target in the first year of the vesting period. The performance target was satisfied and one-fourth of these shares vested in March 2010. Of the awards shown, restricted stock units for 15,000 shares awarded on March 2, 2009 will vest in three equal annual installments beginning on the first anniversary of the grant date subject to the satisfaction of a performance target in each year of the vesting period. The performance target for the first installment was satisfied, and one-third of this award vested in March 2010.
(4)	Of the awards shown, one-fourth vested on March 3, 2009 and one-fourth vested on March 3, 2010 and the remainder will vest in two equal annual installments on March 3, 2011 and March 3, 2012.
(5)	Of the awards shown, one-fourth vested on March 2, 2010 and the remainder will vest in three equal annual installments on March 2, 2011, March 2, 2012 and March 2, 2013.
(6)	Of the awards shown, restricted stock units for 210,990 shares awarded on August 11, 2006 will vest on August 11, 2010, restricted stock units for 80,000 shares awarded on February 22, 2008 will vest in two equal installments on the third and fourth anniversaries of the grant date, and restricted stock units for 22,500 shares awarded on February 22, 2008 will vest in three remaining equal annual installments beginning on February 22, 2010.
(7)	Of the awards shown, restricted stock units for 178,530 shares awarded on August 11, 2006 will vest on August 11, 2010, restricted stock units for 80,000 shares awarded on February 22, 2008 will vest in two equal installments on the third and fourth anniversaries of the grant date, and restricted stock units for 22,500 shares awarded on February 22, 2008 will vest in three remaining equal annual installments beginning February 22, 2010.
(8)	Of the awards shown, restricted stock units for 22,722 shares awarded on August 11, 2006 will vest on August 11, 2010, restricted stock units for 30,000 shares awarded on February 22, 2008 will vest in two equal installments on the third and fourth anniversaries of the grant date, restricted stock units for 10,500 shares awarded on February 22, 2008 will vest in three remaining equal annual installments beginning on February 22, 2010 and restricted stock units for 10,000 shares awarded December 9, 2009 will vest in four equal annual installments beginning on December 9, 2010.
(9)	Of the awards shown, restricted stock units for 4,667 shares awarded on March 3, 2008 will vest in two remaining equal annual installments beginning on March 3, 2010 contingent upon the satisfaction of a performance target in each year of the vesting period. The performance target for the first such remaining installment was satisfied, and half of the remaining shares vested in March 2010. Of the awards shown, restricted stock units for 14,000 shares awarded on March 2, 2009 will vest in four equal annual installments beginning on the first anniversary of the grant date contingent upon the satisfaction of a performance target in the first year of the vesting period. The performance target was satisfied and one-fourth of these shares vested in March 2010. Of the awards shown, restricted stock units for 7,000 shares awarded on March 2, 2009 will vest in three equal annual installments beginning on the first anniversary of the grant date contingent upon the satisfaction of a performance target in each year of the vesting period. The performance target for the first installment was satisfied, and one-third of this award vested in March 2010.
(10)	These awards vested March 15, 2010.
(11)	Of the awards shown, one-third vested on March 3, 2010 and the remainder will vest in two equal annual installments on March 3, 2011 and March 3, 2012.
(12)	Of the awards shown, one-fourth vested on March 2, 2010 and the remainder will vest in three equal annual installments on March 2, 2011, March 2, 2012 and March 2, 2013.
(13)	These awards will vest in four equal annual installments on December 9, 2010, December 9, 2011, December 9, 2012 and December 9, 2013.
(14)	Of the awards shown, restricted stock units for 30,000 shares awarded on February 22, 2008 will vest in two equal installments on the third and fourth anniversaries of the grant date.
(15)	These awards will vest in two equal installments on December 19, 2010 and December 19, 2011.

Option Exercises and Stock Vested

The following table presents information with respect to the options exercised and stock awards vested during 2009 for the named executive officers.

2009 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (3)
Arunas A. Chesonis	—	—	981,300	$3,116,097
Edward J. Butler, Jr.	150,000	$239,572	981,300	$3,116,097
Keith M. Wilson	—	—	981,300	$3,116,097
Robert D. Moore, Jr.	—	—	328,100	$1,039,989
Laurie L. Zaucha	—	—	—	—

(1)	Amounts shown have not been adjusted to reflect shares sold to cover the exercise cost of the aggregate stock options exercised or the payment of associated taxes for stock options exercises or the vesting of restricted stock units.
(2)	Dollar amounts shown are determined by multiplying (a) the number of shares of common stock subject to the options exercised by (b) the difference between the closing price of the common stock on the NASDAQ Global Select Market on the date of exercise and the exercise price of the stock option.
(3)	Dollar amounts shown are determined by multiplying (a) the number of shares of common stock subject to restricted stock units awards which vested by (b) the closing price of the common stock on the NASDAQ Global Select Market on the date of vesting.

Termination and Change of Control Payments

Each of our named executive officers is entitled to receive payments from PAETEC under special circumstances. Generally, we will be obligated to make these payments upon a termination of the officer’s employment or upon a change of control of our company.

The circumstances that would trigger these payments and the estimated amounts of the payments are set forth below. In accordance with SEC rules, the quantitative disclosures in this section assume that the triggering event took place on December 31, 2009, although no named executive officer’s employment terminated on December 31, 2009 and no change of control of our company occurred on that date. If a triggering event were to occur in the future, actual payments could be different from the payments presented below.

The market value of the restricted stock unit awards we show below is determined by multiplying the closing price of our common stock as reported on the NASDAQ Global Select Market on December 31, 2009, or $4.15 per share, by the number of shares of common stock subject to the awards. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the common stock subject to restricted stock units. The market value of the stock option awards we show below is based on the difference between the value of PAETEC common stock on December 31, 2009 of $4.15 per share and the exercise price of each of the unvested options.

The amounts shown in the tables below exclude, to the extent permitted under SEC rules, obligations due from us to the named executive officer following a triggering event for (1) any earned and vested but unpaid salary, annual incentive compensation and long-term incentive compensation through the date of termination, (2) vested benefits under the employee 401(k) plan and all other benefit plans applicable to all of our employees in accordance with their terms and conditions, (3) accrued vacation pay, (4) reimbursement of reasonable business expenses incurred and unpaid before the date of termination and (5) any other compensation or benefits to which the named executive officer may be entitled under and in accordance with our generally applicable non-discriminatory plans or employee benefit programs.

Severance Agreements. We are required to provide some termination and change of control payments to each named executive officer under the officer’s executive confidentiality, non-solicitation, non-competition and severance agreement with us entered into on February 22, 2008. The agreements for three of our named executive officers, Mr. Chesonis, Mr. Moore and Ms. Zaucha, were revised on March 26, 2010 to reduce the amount of cash severance payments upon the voluntary termination of the executives’ employment. The discussion below assumes that the revised terms were in effect as of December 31, 2009.

Non-Solicitation and Non-Competition Covenants. Each severance agreement conditions the payments and other benefits described below on continued compliance by the named executive officer with two-year non-solicitation and non-competition covenants, except in the case of Ms. Zaucha, whose severance agreement contains one-year non-solicitation and non-competition covenants. The covenants provide that, for two years (or one year in the case of Ms. Zaucha) after the termination of such officer’s employment for any reason, the officer will not:

•	solicit, recruit or hire any of the employees or sales agents of PAETEC or any of its subsidiaries;

•

serve as an officer, director, employee, 1% or greater stockholder, consultant, contractor, partner, joint venturer, agent, manager or other representative of any enterprise that is competitive with PAETEC’s business or any of its subsidiaries in any geographical area in which the companies are then conducting operations, or that would divert business from PAETEC or any subsidiary in any such geographical area; or

•

take any action to influence PAETEC’s customers, prospective customers, vendors or suppliers or any of its subsidiaries to divert their business to a competitive enterprise, or solicit or accept business from any customer or prospective customer of PAETEC or any subsidiary on behalf of any competitive enterprise.

If an applicable final judgment is obtained that a named executive officer violated the terms of these covenants, we may, in addition to all other available remedies, discontinue the provision of the payments and benefits described below, including continued vesting of the applicable equity awards.

Severance Payments and Benefits Before Change of Control. If a named executive officer complies with the foregoing non-solicitation and non-competition covenants, the executive will be entitled to receive payment of the following amounts and benefits following termination of the executive’s employment for any reason other than death, disability or, in specified circumstances, “cause,” as described below:

•

salary continuation during the applicable covenant period in an amount equal to the highest annualized base salary paid to the named executive officer at any time during the one-year period before the executive’s employment was terminated, except that if the employment of Mr. Chesonis, Mr. Wilson, Mr. Butler or Ms. Zaucha is terminated by PAETEC without cause or by such named executive officer for “good reason,” as described below, within one year following the consummation of a “change of control transaction,” as described below, the executive will be entitled to receive an amount equal to 1.5 times such base salary; and

•

payment of elected COBRA premiums for medical and dental plan benefits during the covenant period, as well as the premiums for company-provided life insurance that the named executive officer elects to continue after the executive’s employment terminates.

The named executive officers may also be entitled to an additional severance payment related to the annual bonus payment as follows:

•

if the employment of Mr. Chesonis, Mr. Moore or Ms. Zaucha is terminated by such named executive officer for “good reason” or by PAETEC without “cause,” such named executive officer also will be entitled to an additional severance payment for each annual bonus period ending during the applicable covenant period equal to the lesser of (1) the “target” bonus amount which the named executive officer would have been eligible to receive under PAETEC’s annual bonus plan if the executive had been employed during the entire bonus year and the particular bonus target had been fully achieved at the “target” level (as opposed to the maximum level), or (2) if the amount achieved is less than the target level, the amount that is achieved (and in the event that no bonus is achieved, no amount shall be paid), except that, if such named executive officer’s employment is terminated by PAETEC without cause or by such named executive officer for good reason within one year following the consummation of a change of control transaction, then the foregoing clause (2) shall not apply and the target level bonus shall be paid; and

•

if the employment of Mr. Wilson or Mr. Butler is terminated for any reason other than death, disability or, in specified circumstances, cause, such named executive officer also will be entitled to an additional severance payment for each annual bonus period ending during the applicable covenant period equal to the target bonus amount which such named executive officer would have been eligible to receive under PAETEC’s annual bonus plan if the executive had been employed during the entire bonus year.

If the named executive officer’s employment is terminated for cause and PAETEC elects to waive the named executive officer’s compliance with the non-solicitation and non-competition covenants, the executive will not be entitled to receive any of the foregoing severance payments and benefits.

As defined in the severance agreements, “cause” means the termination of the executive’s employment as a result of any of the following events:

•

the named executive officer’s material failure or refusal to perform the duties assigned to the executive, so long as the duties are not materially inconsistent with those of other individuals reporting directly to the officer of PAETEC to whom the named executive officer directly reports (or to the board of directors, in the case of the chief executive officer);

•

the named executive officer’s refusal to follow the reasonable directives of the board of directors, the chief executive officer or the other officer to whom the named executive officer directly reports, as applicable, so long as the directives are not materially inconsistent with those applicable to other individuals reporting directly to the officer of the company to whom the named executive officer directly reports (or to the board of directors, in the case of the chief executive officer); or

•	the named executive officer’s conviction of a felony.

Subject to specified conditions, a named executive officer will be deemed to have terminated his employment for “good reason” as the result of any of the following events:

•	any action by PAETEC to reduce the responsibilities, duties or position of the executive to a materially lesser status or degree;

•	any action by PAETEC to reduce the executive’s base salary by a material amount;

•	any action by PAETEC to reduce the executive’s target annual bonus opportunity, expressed as a percentage of the executive’s annual base salary, by a material amount; or

•	a requirement by PAETEC that the executive be based anywhere other than within 50 miles of the executive’s current location without the executive’s consent.

Assuming a December 31, 2009 employment termination event unrelated to a change of control by PAETEC without cause or by the named executive officer for good reason the aggregate payments over the two-year covenant period (or one-year covenant period in the case of Ms. Zaucha) are estimated to be as follows:

Name	Salary Due ($)	Bonus Due ($) (1)	Benefits and Health Programs ($) (2)	Total Due ($)
Arunas A. Chesonis	1,000,000	750,000	29,572	1,779,572
Edward J. Butler	660,000	495,000	29,572	1,184,572
Keith M. Wilson	660,000	495,000	29,572	1,184,572
Robert D. Moore, Jr.	500,000	250,000	29,572	779,572
Laurie L. Zaucha	250,000	100,000	11,064	361,064

(1)	Assumes named executive officer is entitled to receive the target amount payable to the executive under the annual cash bonus plan. If the employment of Mr. Chesonis, Mr. Moore or Ms. Zaucha was not terminated by such officer for good reason or by PAETEC without cause, then the bonus as shown above would not be payable.
(2)	Assumes continuation for the covenant period of elected COBRA premiums for a family health insurance contract and premium payments based on continued life insurance in the amount of base salary at the date of termination.

Severance Payments and Benefits After Change of Control. If Mr. Chesonis, Mr. Wilson, Mr. Butler or Ms. Zaucha is terminated by PAETEC without cause or terminates employment for good reason within one year following a change of control transaction involving our company, PAETEC will be obligated to make payments to such named executive officer for each of the two years after termination of such executive’s employment (or one year in the case of Ms. Zaucha) in an amount equal to 1.5 times the highest annualized base salary paid to such executive at any time during the one-year period immediately preceding the employment termination date. If Mr. Moore’s employment is terminated by PAETEC without cause or by Mr. Moore for good reason within one year following a change of control transaction involving our company, PAETEC will be obligated to make payments to Mr. Moore for each of the two years after termination of the executive’s employment in an amount equal to the highest annualized base salary paid to Mr. Moore at any time during the one-year period immediately preceding the employment termination date.

Each severance agreement defines “change of control transaction” generally to include each of the following transactions:

•	the dissolution or liquidation of PAETEC;

•

a merger or similar transaction involving PAETEC in which it is not the surviving entity or which results in PAETEC becoming a wholly-owned subsidiary of another entity, unless the stockholders of PAETEC immediately before the transaction collectively beneficially own more than 50% of the voting power of the company’s successor;

•	a sale of all or substantially all of PAETEC’s assets;

•

any other transaction that results in any person, other than Mr. Chesonis and his controlled affiliates, beneficially owning immediately after the transaction more than 50% of the voting power of PAETEC or a successor entity; and

•

any event as a result of which the members of the PAETEC board of directors as of February 22, 2008, and any members subsequently appointed or nominated by a majority of the incumbent directors, cease to constitute a majority of the directors of PAETEC before the transaction or a majority of the directors of the entity whose voting securities are issued to PAETEC’s stockholders in the transaction.

Assuming a December 31, 2009 termination event as described above, following a change of control transaction, the aggregate payments over the two-year covenant period to Messrs. Chesonis, Butler, Moore and Wilson, and over the one-year covenant period to Ms. Zaucha, are estimated to be as follows:

Name	Salary Due ($)	Bonus Due ($) (1)	Benefits and Health Programs ($) (2)	Total Due ($)
Arunas A. Chesonis	1,500,000	750,000	29,572	2,279,572
Edward J. Butler	990,000	495,000	29,572	1,514,572
Keith M. Wilson	990,000	495,000	29,572	1,514,572
Robert D. Moore, Jr.	500,000	250,000	29,572	779,572
Laurie L. Zaucha	375,000	100,000	11,064	486,064

(1)	Assumes named executive officer is entitled to receive the target amount payable to the executive under the annual cash bonus plan.
(2)	Assumes continuation for the covenant period of elected COBRA premiums for a family health insurance contract and premium payments based on continued life insurance in the amount of base salary at the date of termination.

Terms of All Payments. The salary continuation payments will be made in installments during the covenant period in accordance with PAETEC’s customary payroll practices, while the payments equal to the annual bonus amounts will be made in accordance with PAETEC’s annual bonus payout practices.

PAETEC may elect to discontinue the payments and provision of other severance benefits described above if:

•	it determines in good faith that the executive has violated the terms of any of the foregoing non-solicitation and non-competition covenants; or

•	a court determines in an action initiated by the executive that any of the foregoing covenants is void or unenforceable.

Continued and Accelerated Vesting of Equity-Based Awards Made After February 21, 2008. Each severance agreement provides that equity-based awards made to the named executive officer on or after February 22, 2008 will include provisions to the following effect:

•	the awards will continue to vest over the covenant period after the termination of the executive’s employment by PAETEC without cause or by the executive for good reason;

•

immediately before the consummation of a change of control transaction, all restricted stock, stock unit and similar awards will vest and the shares subject to the awards will be delivered to the executive; and

•

15 days before the scheduled consummation of a change of control transaction, all stock options, stock appreciation rights and similar awards will become exercisable and will remain exercisable until the transaction is consummated.

Continued and Accelerated Vesting of Equity Awards Outstanding as of December 31, 2009. As of December 31, 2009, the named executive officers had, as specified below, unvested restricted stock units and unvested stock options that were entitled to continued vesting or accelerated vesting upon specified events of change of control or upon the termination of the named executive officer’s employment in some circumstances pursuant to provisions of the severance agreements described above and of the incentive plans and award agreements under which the awards were granted.

The senior officer confidentiality, non-solicitation, non-competition and severance agreements that were in effect between PAETEC and each named executive officer before February 22, 2008, which we refer to as the “prior severance agreements,” provided that unvested stock options and restricted stock units would continue to vest after the termination of employment under specified circumstances during the non-solicitation and non-competition covenant periods under those agreements. The new severance agreements entered into after such time generally preserve the terms and conditions of vesting of awards outstanding at the time the severance agreements were entered into, except that continued vesting is now subject to compliance with the non-solicitation and non-competition covenants contained in such agreements.

Our named executive officers hold unvested equity awards granted under one or more of the following two equity incentive plans: (1) the PAETEC Holding Corp. 2007 Omnibus Incentive Plan, which we refer to as the “2007 plan,” and (2) the PAETEC Corp. 2001 Stock Option and Incentive Plan, which we refer to as the “2001 plan” and which was assumed by PAETEC Holding in connection with the US LEC merger. As described in more detail below, these incentive plans and the award agreements under these incentive plans provide for accelerated vesting of unvested options and restricted stock units in some circumstances, and continued vesting of the awards after termination of employment in other circumstances, subject to compliance with the non-solicitation and non-competition covenants contained in the severance agreements.

We describe below the effects which the various triggering events would have had on the vesting of these outstanding awards held by our named executive officers if the events had occurred as of December 31, 2009.

Stock Options. As of December 31, 2009, each of the named executive officers holds unvested stock options awarded under the 2007 plan. These stock option awards are subject to the terms of the executive’s severance agreements. For further information about these stock options, see the “2009 Outstanding Equity Awards at Fiscal Year-End” table above. Under the terms of the applicable option award agreements, these stock options will continue to vest following termination of the executive’s employment by PAETEC without cause or by the executive for good reason, as defined in the severance agreements, during the two-year covenant period under the severance agreements for Messrs. Chesonis, Butler, Wilson and Moore, and during the one-year covenant period under the severance agreement for Ms. Zaucha. PAETEC may discontinue vesting if it obtains a qualified judicial determination that the covenants were violated. The award agreements also provide that 15 days before the scheduled consummation of a change of control transaction, as defined in the severance agreements, all stock options will become exercisable and will remain exercisable until the transaction is consummated.

As of December 31, 2009, Mr. Moore was the only named executive officer holding unvested stock options awarded under the 2001 plan. These options are subject to Mr. Moore’s prior severance agreement. Under the terms of the applicable option award agreements, these stock options will continue to vest following termination of Mr. Moore’s employment for any reason other than his death, or disability or specified terminations by PAETEC for cause, as provided for in his prior severance agreement, during the two-year covenant period. PAETEC may discontinue vesting if it obtains a qualified judicial determination that Mr. Moore violated those covenants.

As defined in Mr. Moore’s prior severance agreement, “cause” means the termination of employment as a result of any of the following events:

•	the failure or refusal to perform assigned duties;

•	the refusal to follow the reasonable directives of the board of directors or chief executive officer or other insubordination;

•	conviction or plea of guilty or nolo contendere of a felony, or of a misdemeanor involving dishonesty or violence;

•	misappropriation of any funds or property of the company;

•	violation of any company policies;

•	breach of the severance agreement; or

•	commission of any act which could materially injure PAETEC’s business or reputation or materially adversely affect PAETEC’s interests.

In some circumstances, the vesting of Mr. Moore’s covered stock options also may be fully accelerated under the 2001 plan. That plan provides that all options outstanding under the 2001 plan will become exercisable for a period of 15 days immediately before the scheduled consummation of any merger, consolidation or reorganization of PAETEC with one or more other entities in which PAETEC is not the surviving entity, upon a sale of substantially all of the assets of PAETEC to another entity, or upon any transaction that is approved by the board of directors and that results in any person, entity or group acting in concert owning 80% or more of the combined voting power of PAETEC. We refer to any of these events as a “2001 plan change of control.” Acceleration of the options will not occur if the surviving entity in the transaction assumes the stock options under their current terms or if the PAETEC board of directors determines that the transaction will not trigger an acceleration.

In the event of the named executive officer’s death or disability, no acceleration of vesting or continued vesting will apply to stock options granted to the executive under the 2007 plan or the 2001 plan.

Assuming the occurrence on December 31, 2009 of a covered termination of the named executive officers or a covered change of control, the number and value of stock options that would have been entitled to continued or accelerated vesting under the 2001 and 2007 plans are as set forth below. The value of the stock options is calculated based on the difference between the value of PAETEC common stock on December 31, 2009 of $4.15 per share, which was the closing sale price of the common stock on that date as reported on the NASDAQ Global Select Market, and the exercise price of each of the unvested options that would be subject to continued or accelerated vesting. The actual value on the vesting date of the stock options subject to continued vesting will depend on the value of PAETEC’s common stock on that date.

	Termination Without Cause or For Good Reason: 2007 Plan Options		Covered Terminations: 2001 Plan Options		Change of Control
Name	Continued Vesting		Continued Vesting (1)		Accelerated Vesting (2)
	Number of Stock Options (#)	Value of Stock Options ($)	Number of Stock Options (#)	Value of Stock Options ($)	Number of Stock Options (#)	Value of Stock Options ($)
Arunas A. Chesonis	15,000	21,525	—	—	26,250	43,050
Edward J. Butler	15,000	21,525	—	—	26,250	43,050
Keith M. Wilson	15,000	21,525	—	—	26,250	43,050
Robert D. Moore, Jr.	12,000	10,945	81	225	22,331	22,115
Laurie L. Zaucha	16,000	22,960	—	—	49,750	91,840

(1)	In the event of termination for any reason (including voluntary resignation) other than death, disability or specified terminations for cause, stock options granted under the 2001 plan continue to vest during the severance agreement covenant period.
(2)	Represents stock options granted under the 2001 plan and the 2007 plan.

Restricted Stock Units. Each of our named executive officers held as of December 31, 2009 unvested restricted stock units granted under one or more of the incentive plans described above.

As of December 31, 2009, all of the named executive officers held unvested restricted stock units awarded under the 2007 plan. These restricted stock units are subject to the terms of the executive’s severance agreements. For further information about these restricted stock units, see the “2009 Outstanding Equity Awards at Fiscal Year-End” table above. Under the terms of the applicable option award agreements, these restricted stock units will continue to vest following termination of employment by PAETEC without cause or by the executive for good reason, as defined in the severance agreements, during the two-year covenant period under the severance agreements for Messrs. Chesonis, Butler, Wilson and Moore, and over the one-year covenant period under the severance agreement for Ms. Zaucha. PAETEC may discontinue vesting if it obtains a qualified judicial determination that the covenants were violated. The award agreements also provide that all restricted stock units will vest immediately before the consummation of a change of control transaction as defined in the severance agreements, as well as upon the executive’s death or disability.

The 2001 plan provides that all restricted stock units outstanding under the 2001 plan will vest immediately before the completion of a 2001 plan change of control. Acceleration of the restricted stock units will not occur if the surviving entity in the transaction assumes the restricted stock units under their current terms or if the PAETEC board of directors determines that the transaction will not trigger an acceleration. The 2001 plan award agreements also provide for full acceleration of vesting upon the death or disability of the officer.

Assuming the occurrence on December 31, 2009 of a covered termination of the named executive officers, a change of control, or any other triggering event as described above, the number and value of restricted stock units that would have been entitled to continued or accelerated vesting for each named executive officer under the two incentive plans are as set forth below. The value of the restricted stock units is calculated based on the value of PAETEC common stock on December 31, 2009 of $4.15 per share, which was the closing sale price of the common stock on that date as reported on the NASDAQ Global Select Market. The actual value on the vesting date of the restricted stock units subject to continued vesting will depend on the value of PAETEC’s common stock on that date.

	Termination Without Cause or For Good Reason		Change of Control/ Death or Disability
Name	Continued Vesting (1)		Accelerated Vesting (2)
	Number of RSUs (#)	Value of RSUs ($)	Number of RSUs (#)	Value of RSUs ($)
Arunas A. Chesonis	100,000	415,000	177,500	736,625
Edward J. Butler	100,000	415,000	388,490	1,612,234
Keith M. Wilson	100,000	415,000	356,030	1,477,525
Robert D. Moore, Jr.	23,333	96,832	88,889	368,889
Laurie L. Zaucha	8,166	33,889	25,667	106,518

(1)	Represents restricted stock units granted under the 2007 plan only.
(2)	Represents restricted stock units granted under the 2007 plan and the 2001 plan.

Ratification of Appointment of

Independent Registered Public Accounting Firm

(Proposal 2)

As Proposal 2 for the annual meeting, stockholders of PAETEC are asked to consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as PAETEC’s independent registered public accounting firm for 2010. Deloitte & Touche LLP served as the independent registered public accounting firm for PAETEC for 2009 and has been reappointed as the independent registered public accounting firm for 2010. The board of directors is submitting this appointment for stockholder ratification at the annual meeting.

Our governing documents do not require that the stockholders ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. We are seeking ratification because we believe it is a good corporate governance practice. If our stockholders do not ratify the appointment, the audit committee of the board of directors will reconsider whether to retain Deloitte & Touche LLP, but may retain Deloitte & Touche LLP as the company’s independent registered public accounting firm. Even if the appointment is ratified, PAETEC’s audit committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of PAETEC and its stockholders.

One or more representatives of Deloitte & Touche will be at the annual meeting of stockholders. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The PAETEC board of directors unanimously recommends that PAETEC stockholders vote “FOR” approval of the ratification of the appointment of Deloitte & Touche LLP as PAETEC’s independent registered public accounting firm for the 2010 fiscal year.

Fees

The following table sets forth the aggregate fees billed to PAETEC Holding Corp. and PAETEC Corp. by Deloitte & Touche LLP and its affiliate, Deloitte Tax LLP, for services rendered for 2009 and 2008.

	2009	2008
Audit fees	$1,820,318	$2,150,000
Audit-related fees	—	264,000
Tax fees	64,307	435,000
All other fees	307,225	56,000

Total	$2,191,850	$2,905,000

The audit committee of the board of directors considered whether the provision by Deloitte & Touche LLP and Deloitte Tax LLP of non-audit services for the fees identified above was compatible with maintaining Deloitte & Touche LLP’s independence.

Audit Fees. Fees shown for audit services include fees for services performed by Deloitte & Touche LLP to comply with standards of the Public Company Accounting Oversight Board (United States) related to the audit and review of PAETEC’s financial statements and the audit of PAETEC’s internal control over financial reporting.

Audit-Related Fees. Fees shown for audit-related services include fees for assurance and related services that are traditionally performed by independent auditors.

Tax Fees. Fees shown for tax services include fees for services performed by Deloitte Tax LLP, except those services related to audits, which were performed by Deloitte & Touche LLP. The tax fees were incurred in connection with the preparation of PAETEC’s tax returns and corporate tax consultations.

All Other Fees. Fees shown for all other non-audit services rendered by Deloitte & Touche LLP include fees related to the debt offering memorandum for PAETEC’s 8 7/8% Senior Secured Notes due 2017, the 2009 filing of an SEC registration statement for the exchange of $350.0 million of PAETEC’s 8 7/8% Senior Secured Notes due 2017, and the 2009 filing of an SEC registration statement in connection with the PAETEC Holding Corp. 2009 Agent Incentive Plan.

Pre-Approval Policy

The audit committee pre-approves all audit and permissible non-audit services provided by PAETEC’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee has established a policy that provides for the general pre-approval of specific types of services. Pre-approval under this policy generally is provided for up to one year, is detailed as to the particular services or categories of services that are pre-approved, and specifies fee limits for each service or category of service. Our independent registered public accounting firm and management are required to report periodically to the audit committee regarding the services provided by, and fees payable to, such firm in accordance with this pre-approval.

During the year, circumstances may arise when it may become necessary for us to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The audit committee has delegated to its chairman the authority to address any requests for pre-approval of services between audit committee meetings. The chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

During 2009, the audit committee of the board of directors of PAETEC Holding Corp. (“PAETEC”) reviewed with PAETEC’s management, financial managers and independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte & Touche”), the scope of the annual audit and audit plans, the results of internal and external audit examinations, PAETEC’s process for legal and regulatory compliance, and PAETEC’s audited financial statements and the assessment of the adequacy and effectiveness of PAETEC’s internal control over financial reporting for the fiscal year ended December 31, 2009 included in PAETEC’s annual report on Form 10-K for the fiscal year ended December 31, 2009.

Management is responsible for PAETEC’s system of internal control over financial reporting, the consolidated financial statements and the financial reporting process. Deloitte & Touche is responsible for expressing an opinion on the conformity of PAETEC’s audited financial statements with accounting principles generally accepted in the United States of America. Deloitte & Touche is also responsible for issuing a report on the effectiveness of PAETEC’s internal control over financial reporting. As provided in its charter, the audit committee’s responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, Deloitte & Touche reports directly to the audit committee. The audit committee appointed Deloitte & Touche as PAETEC’s independent registered public accounting firm and approved the firm’s compensation.

The audit committee discussed with Deloitte & Touche the matters required to be discussed by the NASDAQ Stock Market, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and the American Institute of Certified Public Accountants’ Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as amended, as adopted by the Public Company Accounting Oversight Board. In addition, the audit committee has received from Deloitte & Touche the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with Deloitte & Touche the firm’s independence from PAETEC and its management.

In reliance on the review and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, the inclusion of PAETEC’s audited consolidated financial statements for the fiscal year ended December 31, 2009 in PAETEC’s annual report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

By the Audit Committee

Mark Zupan, Chairman

Tansukh V. Ganatra

Michael C. Mac Donald

TRANSACTIONS WITH RELATED PERSONS

Under its charter, the PAETEC audit committee has the responsibility to conduct an appropriate review of and to approve transactions in which PAETEC or a subsidiary is a participant and in which the amount involved exceeds $120,000, if any of PAETEC’s directors, director nominees, executive officers, or 5% stockholders, or an immediate family member or person sharing the household of the foregoing persons, has a direct or indirect material interest in any such transaction. We refer to all such persons as “related persons.” Transactions involving director and executive compensation are subject to oversight and, in some cases, approval by the compensation committee under its charter. All transactions during 2009 that were subject to these policies were approved by the audit committee or the compensation committee, as applicable.

The following is a summary of certain transactions in our 2009 fiscal year among PAETEC and its subsidiaries and the related persons identified below.

PAETEC employs as an executive officer Algimantas Chesonis, an immediate family member of Arunas Chesonis, the company’s Chairman, President and Chief Executive Officer. PAETEC made total salary and bonus payments to this family member of $200,000 for 2009. During 2009, PAETEC issued this individual options to purchase a total of 7,000 shares of common stock at an exercise price of $1.28 per share, as well as restricted stock units for 21,000 shares of common stock.

In 2008, PAETEC entered into arrangements with an unrelated aircraft charter corporation pursuant to which it commits over a specified period to charter a minimum number of hours of flight time on the charter corporation’s managed fleet of jet aircraft. One of the several jet aircraft in the charter corporation’s fleet that were used by PAETEC during 2009 is owned by a limited liability company that is 50% owned by Arunas Chesonis, PAETEC’s Chairman, President and Chief Executive Officer, and 50% owned by Richard Aab, PAETEC’s Vice Chairman. Under an agreement between the charter corporation and the limited liability company, the charter corporation leases the limited liability company’s jet on an exclusive basis, manages the operation of the jet and solicits charter customers to use the jet. Under the agreement, the charter corporation is required to pay the limited liability company a specified rate for each flight hour for which the limited liability company’s aircraft is used by customers of the charter corporation for charter services. The charter corporation also pays all associated fuel costs and other specified expenses. As a result of PAETEC’s purchase during 2009 of flight time from the charter corporation for use of the jet owned by the limited liability company, the charter corporation made payments to the limited liability company of $416,716.

During the year ended December 31, 2009, PAETEC recognized approximately $0.8 million of stock-based compensation expense in connection with an amendment to an outstanding common stock warrant held by Richard Aab, PAETEC’s Vice Chairman, in order to extend the expiration date of the warrant. The warrant was originally assumed by PAETEC pursuant to the US LEC merger on February 28, 2007, at which time it was fully vested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires PAETEC’s directors and specified officers and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of PAETEC. The reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of Section 16(a) reports furnished to us for 2009 or written representations that no other reports were required, we believe that our Section 16(a) reporting persons complied with all filing requirements for 2009.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2011

Inclusion in 2011 Proxy Statement. Pursuant to Rule 14a-8 under the Securities Exchange Act, stockholder proposals for inclusion in our proxy statement for our annual meeting of stockholders in 2011 must be received by our Secretary at our offices at One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450 no later than December 16, 2010. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC pursuant to such Rule 14a-8.

Bylaw Provisions – Presentation at Meeting. Under PAETEC’s bylaws, a stockholder wishing to bring business before the stockholders at any annual meeting of stockholders which is not included in our proxy statement must comply with specific notice requirements. To be timely, the stockholder’s notice must be delivered to the Secretary of PAETEC not later than 90 days or earlier than 120 days before the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered not earlier than 120 days before such annual meeting and not later than the later of the 90th day before such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made by PAETEC. To be in proper form, a stockholder’s notice to the Secretary must set forth the following information:

•

a brief description of the business to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend PAETEC’s bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

•	the name and address of such stockholder, as they appear on PAETEC’s books, and the name and address of such beneficial owner;

•	the class and number of shares of PAETEC’s capital stock which are owned beneficially and of record by such stockholder and such beneficial owner;

•	a representation that the stockholder is a holder of record of capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the outstanding PAETEC capital stock required to approve or adopt the proposal or (2) otherwise to solicit proxies from stockholders in support of such proposal.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified PAETEC of the stockholder’s intention to present a proposal at the annual meeting in compliance with applicable rules and regulations promulgated under the Securities Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by PAETEC to solicit proxies for the annual meeting. The foregoing provisions of PAETEC’s bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to require inclusion of proposals in PAETEC’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act.

OTHER MATTERS

To the extent that this proxy statement is incorporated by reference into any other filing by PAETEC under the Securities Act of 1933 or the Securities Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors,” to the extent permitted by the rules of the SEC, will not be deemed incorporated in such a filing, unless specifically provided otherwise in the filing.

The board of directors is not aware of any matters not referred to in the proxy that may be brought before the annual meeting. If any other matter is properly brought before the meeting for action, the persons named in the accompanying proxy will vote on the matter in their own discretion.

By order of the board of directors,

Mary K. O’Connell Secretary

Dated:    April 15, 2010

ANNUAL MEETING OF STOCKHOLDERS OF

PAETEC

May 27, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM Eastern Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 27, 2010: The proxy statement and our 2009 Annual Report on Form 10-K, which serves as our Annual Report to Stockholders, are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25443.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20330000000000000000 9

052710

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. To elect three directors.

NOMINEES:

FOR ALL NOMINEES Shelley Diamond

H. Russell Frisby

WITHHOLD AUTHORITY Michael C. Mac Donald

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

FOR AGAINST ABSTAIN

2. To ratify the appointment of Deloitte & Touche LLP as PAETEC Holding Corp.’s independent registered public accounting firm for the 2010 fiscal year.

3. The proxies are also authorized to vote in their discretion on such other business as may properly be brought before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

The shares represented by this Proxy will be voted “FOR” Proposals 1 and 2 if no instruction to the contrary is indicated or if no instruction is given. Copies of the Notice of Annual Meeting and of the Proxy Statement have been received by the undersigned.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PAETEC HOLDING CORP.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The stockholder signing on the reverse side of this proxy card hereby appoints Arunas A. Chesonis, Keith M. Wilson and Mary K. O’Connell, and each of them, proxies, each with full power of substitution, and hereby authorizes them to represent and to vote all of the shares of common stock, par value $0.01, of PAETEC Holding Corp. that such stockholder has the power to vote, with all powers that such stockholder would possess if personally present at the Annual Meeting of Stockholders to be held at SAP Americas, 3999 West Chester Pike, Newtown Square, Pennsylvania on Thursday, May 27, 2010, at 9:30 a.m., Eastern Time, and at any adjournments or postponements thereof, as indicated on the reverse side hereof and, in the discretion of such proxies, upon any other business that may properly come before the meeting or any adjournments or postponements thereof, all as set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

The shares represented by this Proxy will be voted as specified, or if no choice is specified, “FOR” Proposal 1 and 2, and, as said proxies deem advisable, on such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

(Continued and to be signed on the reverse side)

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